UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
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MAXIMUS Inc.
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maximus

2023 Proxy Statement

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MARCH 14, 2023

Proposal 1 − Election of Directors	12
How We Are Governed	25
How We Are Organized	27
How We Are Paid — Direction Compensation	31
Proposal 2 − Ratification of The Appointment of Independent Registered Accounting Firm	34
Audit Information	36
How We Are Paid — Executive Compensation Discussion & Analysis	38
Section	Page
Certain Relationships and Related Person Transactions	62
Proposal 3 − Advisory Vote to Approve The Compensation of The Named Executive Officers	63
Proposal 4 − Advisory Vote on Frequency of Voting on Named Executive Officer Compensation	65

Our Shareholders — Security Ownership	67
Delinquent Section 16(a) Reports	69
General Information About Voting	70
Shareholder Proposals For Our 2024 Annual Meeting of Shareholders	73
Other Materials	74

Company Overview
& Highlights

Today’s rapidly changing world demands that governments have the capacity and flexibility to respond to the growing expectations of the people they serve. Maximus makes it easier for people to access public services more easily and equitably. We provide transformative technology services, digitally enabled customer experiences, and clinical health services that change lives.
From health assessments and eligibility and enrollment support to independent medical reviews and even intensive case management for substance abuse diversion programs, we help governments at all levels serve beneficiaries and providers. Maximus appreciates that every interaction with a government service in which we are involved reflects on our design process — whether citizens are using digital channels for information about a health and human services public program offering, using an app to enroll in Medicaid, or visiting an agency office for sustainable and impactful employment services.
We understand how challenging public programs can be. It is our sole focus. We proudly design, develop, and deliver innovative and impactful government services programs to ensure these challenges do not create barriers to access of these life and community-changing services.

Highlights for fiscal year 2022 include:
7.0% Operating margin 9.6% for the prior year $3.29 Diluted earnings per share	~$290M Cash flow from operations ~$234M Free cash flow[1]
[1]
“Free cash flow” is a non-GAAP term. A description of how we calculate free cash flow, as well as a summary of our use of non-GAAP numbers, may be found in Item 7 of our Annual Report on Form 10-K for the year ended September 30, 2022, and filed with the SEC on November 22, 2022.

2 Maximus

Letter From The Board of Directors
January 25, 2023
Dear Fellow Shareholders,
It’s an exciting time for Maximus — the investments the company has made in the company’s foundation and core capabilities have us well-positioned for ongoing success. The Board is focused on overseeing the execution of the company’s refreshed business strategy. As Maximus moves into a period of greater stability, we foresee growth in the core business through new contract and rebid wins achieved through earning our customers’ confidence.
Our board’s commitment to strong corporate governance, risk management, and creating long-term shareholder value remains steadfast. This year, the latest in a series of governance shifts comes into focus: the complete transition to the annual election of directors following our 2020 charter amendment. In addition, other changes in recent years include updating the Nominating and Governance Committee Charter to include direct oversight of political and government relations expenditures and climate-related risks as part of Environmental, Social, and Governance (ESG) oversight, ensuring we successfully navigate evolving expectations.
Collectively our directors bring diverse perspectives, experiences, and critical skills to bear in service of achieving our mission, Moving People Forward, while creating long-term shareholder value. Examples of this acumen include their in-depth expertise in federal government contracting, technology modernization, government citizen services, and cyber security and data privacy.
Additionally, engaging with shareholders and being responsive to input is central to our board’s culture and commitment. In 2022 we made progress on implementing the racial equity audit voted on by shareholders at our last annual meeting. We enlisted the law firm WilmerHale to assess our operations, policies, and public engagement through a racial equity lens. WilmerHale has significant experience conducting equity audits, culture reviews, and other assessments of civil rights issues for clients in several sectors. A report on the results of the audit will be published upon completion, which is expected to be later in 2023.
As we look to the year ahead, we are confident that our strategy and resilient positioning will deliver stability and continued growth through different cycles in the economy. We thank you for your investment and support of Maximus.
Sincerely,

John J. Haley
Chair of the Board
2023 Proxy Statement 3

January 25, 2023

Dear Maximus Shareholders,

Maximus helps millions of people access the vital government services they need. With over 45 years of experience working with local, state, federal, and international government clients, we proudly design, develop, and deliver innovative and impactful programs that change lives. We are driven to strengthen communities and improve the lives of those we serve.

During fiscal 2022, we achieved strong results as the durable foundation we’ve laid for our core business yielded the desired outcome – we had a record number of contract awards, and our backlog of business is at an all-time high. Fiscal year highlights include:

• Revenue increased 8.9% to $4.63 billion, compared to $4.25 billion for the prior year.
• Achieved operating margin of 7.0%.
• Reached record signed contracts awards of $10.5 billion, which includes awarded Centers for Medicare & Medicaid Services contract for Contact Center Operations valued at $6.6 billion.
In fiscal year 2022 we introduced our refreshed three-to-five-year strategic plan, which we believe will open a new, more-stable period for our business. We are in a strong position to capitalize on organic growth opportunities in our core business. We have identified three pillars, which, taken together, significantly expand our addressable market:
Strategic Growth Pillars
Customer Services, Digitally Enabled	Future of Health	Advanced Technologies for Modernization
Elevate Customer Experience (CX) to achieve higher levels of satisfaction, performance, and outcomes through intelligent automation and cognitive computing	Help governments meet the rising demand for health services by growing our clinical capabilities to improve the health of people and their communities	Further our credibility as a technology leader enabling the transformation of government programs to be resilient, dynamic, integrated, and equitable
4 Maximus

Of course, our strong results, sound execution of our refreshed strategy, and ongoing success are made possible by our committed, talented and diverse team with a shared desire to do meaningful work and transform lives. We are entrusted to assist some of the most vulnerable individuals around the world each day and, in doing so, to treat each and every person we serve — and each other — with dignity and respect. We are energized for the road ahead: we see upside opportunity for the business on top of a base that is supported by a stable business model with long-term contracts that provide essential and in-demand government services. We welcome the opportunity that our annual meeting gives us to receive your feedback. We ask for your voting support and encourage you to provide us input anytime throughout the year.
Sincerely,

Bruce L. Caswell
Chief Executive Officer and President
2023 Proxy Statement 5

Notice of Annual Meeting
of Shareholders
To Be Held March 14, 2023

The 2023 Annual Meeting of Shareholders (the “Annual Meeting”) of Maximus, Inc. (“Maximus” or the “Company”) will be conducted online through a live webcast.
Location: Online at www.virtualshareholdermeeting.com/MMS2023
Voting Matters and Board Recommendations:
Proposal	Description	Board’s Voting Recommendation	Page Reference
1	The election of eight Directors nominated by the Board of Directors of the Company to serve until the 2024 Annual Meeting of Shareholders.	FOR each nominee	12
2	The ratification of the appointment of Ernst & Young LLP as our independent registered accounting firm for our 2023 fiscal year.	FOR	34
3	An advisory vote to approve the compensation of the named executive officers.	FOR	63
4	An advisory vote on whether shareholders will vote on named executive officer compensation every one, two, or three years.	EVERY 1 YEAR	65
6 Maximus

The meeting will also include the transaction of any other business that may properly come before the Annual Meeting or any adjournment or postponement of the Annual Meeting.
Record Date:
Shareholders of record at the close of business on January 13, 2023, will be entitled to vote at the Annual Meeting or at any adjournment or postponement of the Annual Meeting.
Attendance:
All shareholders are invited to attend the virtual meeting. In order to attend the virtual Annual Meeting, go to virtualshareholdermeeting.com/MMS2023 and enter the control number found on your proxy card, voting instruction form, or notice you previously received. If you are not eligible to participate in the meeting, you may listen to a webcast of the meeting by visiting virtualshareholdermeeting.com/MMS2023 and logging on as a guest. Guests will not be able to ask questions or vote at the meeting.
How to Vote:
Your vote is important. Whether or not you plan to attend, we encourage you to vote promptly. There are several ways that you can cast your ballot:
Via the Internet	By Mail
Go to proxyvote.com	Sign, date, and return your proxy card in the enclosed envelope

By Telephone	In Person, Virtually
(+1) 800-586-1548 (toll-free) (+1) 303-562-9288 (international)	Attend the virtual Annual Meeting
Materials:
The Board of Directors of Maximus (“Board of Directors” or “Board”) is making this proxy statement, our Annual Report on Form 10-K for fiscal year 2022, and a form of proxy available to you in connection with the solicitation of proxies by the Board for use at the 2023 Annual Meeting and at any adjournments or postponements of the Annual Meeting.
Under Securities and Exchange Commission (“SEC”) rules, we have elected to furnish our proxy materials to shareholders over the Internet. We believe this will allow us to provide shareholders with the information they need while at the same time conserving natural resources and lowering the cost of printing and delivery. On or about January 25, 2023, we will mail to our shareholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our 2023 proxy statement and 2022 annual report. The Notice also provides instructions on how to vote online and includes instructions on how to receive a paper copy of the proxy materials by mail.
By Order of the Board of Directors

By:
David R. Francis
General Counsel and Secretary
This proxy statement is dated January 25, 2023 and is first being furnished to shareholders on or about January 25, 2023.
2023 Proxy Statement 7

 Maximus Making a Difference

Operations
We are a global company with approximately 39,500 employees and 12,550 contingent workers dedicated to helping governments on four continents administer their citizen-facing programs. Under our mission of Moving People Forward, we offer industry-leading expertise, including citizen engagement, eligibility and program integrity, independent clinical assessments, case management, and technology modernization services to enable citizens around the globe to successfully engage with their governments at all levels. We are instrumental in helping people who need governmental support get it.
In fiscal year 2022, we refreshed our strategy and updated the three pillars on which we will focus growth efforts for the next three to five years:
•
Customer Services, Digitally Enabled. We apply proven technologies, data, and best practices to make government programs more customer-focused, effective, and deserving of the public's trust. We make it easier for people to connect to government services based on their individual preferences and abilities. We are elevating the customer experience to achieve higher levels of satisfaction, performance, and outcomes through intelligent automation and cognitive computing.

•
Future of Health. We are expanding our clinical-related services and are experienced at delivering clinical services at scale. We have established an extensive set of services that frequently requires a network of healthcare professionals who can complete clinical assessments, provide occupational health and independent medical review services, and adjudicate complicated benefits appeals. With the formation of Maximus Public Health (“MPH”), we are able to serve as a resource to governments as they respond to public health threats and address lessons learned from the global pandemic.
•
Advanced Technologies for Modernization. We are furthering our credibility as a technology leader, enabling the transformation of government programs to be resilient, dynamic, integrated, and equitable. Leveraging our deep relationships and program knowledge, we are delivering technology-driven business transformation of government missions with a strategic near-term focus on hybrid cloud solutions, information intelligence, and hyper-automation.

Our People
Our employees make it possible for us to support individuals and families around the globe. In support of their work, we provide meaningful opportunities for our employees as we:
•
Provide new and improved benefits that help bring employees peace of mind and financial stability should the unexpected occur, with improved affordability, and some of those benefits are covered 100% by Maximus.

•	Provide expanded paid leave benefits and mental health resources.
•	Offer ongoing education and advancement opportunities via learning and organizational development with programming offered to all employees and contingent workers.
•	Within the U.S., offer a safe harbor 401(k) retirement plan with a company match on the first 3% of eligible compensation deferred at
8 Maximus

100%. The next two percent are matched at 50%. When employees contribute a total of 5%, Maximus will match 4%, a full percentage increase from 2021.
•	Provide prescription drug coverage, which includes free generic drugs for most chronic conditions.
•	Offer paid family leave and enhanced family benefits for our employees to include adoption assistance, travel assistance, fertility treatment, and related fertility medications.
Corporate Values
In fiscal year 2022, Maximus employees around the globe came together to identify, define, and launch six Core Values, thereby uniting us to a common set of values that will guide our actions and behaviors. These six values represent current beliefs woven throughout everything we do at Maximus and our aspirations for the future.

2023 Proxy Statement 9

Environmental, Social, and
Governance (ESG) Highlights

Environmental
Maximus shares the global community's concerns about climate change and believes corporations have a responsibility to reduce greenhouse gas emissions. We comply with all applicable laws and are guided by relevant internationally recognized principles and frameworks.
We recognize that greenhouse gas emissions represent a core of our environmental footprint, from the electricity used in our offices to our business travel needs. Therefore, our sustainability strategy includes voluntary measures to minimize greenhouse gas emissions and energy use, track environmental risks, and improve environmental data collection and visibility. Our strategy is a cross-functional effort working with Corporate Real Estate, Corporate Responsibility, Finance, and Operations. Information is regularly reported to the Board of Directors’ Nominating and Governance Committee, ensuring continued progress toward reducing environmental impact and risk exposures across the organization.
In fiscal year 2022, we:
•	Increased disclosure regarding our greenhouse gas emissions
•	Established greenhouse gas emission reduction targets
•	Sustained and enhanced our recycling measurement program to better understand our impact, resulting in more than 128,000 pounds of paper recycled since inception of the program
•	Streamlined IT equipment recycling program, resulting in more than 100,000 pounds of equipment being recycled.
For more detail regarding our social and environmental programs, see the “Reducing our environmental impact” site at maximus.com/green-initiatives.
Social
Diversity, Equity, and Inclusion (DE&I) is an important part of who we are as a company, and we have taken a comprehensive approach to establish a framework that will help guide us toward becoming an even more inclusive workplace. We focus on furthering the company’s efforts in DE&I by identifying opportunities to make improvements, which could range from hiring practices to strengthening an inclusive company culture. We actively engage with employees across the business, levels, and positions to capture their sentiments about the company’s culture while also working with local leaders and community organizations that seek to bring attention to social justice, human rights, civil rights, diversity, equity, and inclusion. Our DE&I learning resources channel provides a growing number of resources for employees to assist them in working towards contributing to a workplace that values DE&I.
In fiscal year 2022, we:
•	Initiated a comprehensive Supplier Diversity program framework, including monitoring of spend to support the establishment of future goals.
•	Introduced company-wide unconscious bias training and assessments for managers with direct reports.
•	Established three Employee Resource Groups (ERGs), in which 1,485 employees participate. Three additional ERGs will be established in fiscal year 2023.
•	Engaged the law firm WilmerHale to perform a racial equity audit, which will focus on the company’s operations, policies, ongoing DE&I efforts, and public engagement through a racial equity lens.
We remain optimistic about the numerous opportunities we see for transforming Maximus to make it an even better place to work, and an even better provider of services to our clients and customers. We look forward to sharing updates on our progress.
10 Maximus

Maximus Foundation and Corporate Philanthropy
We recognize the importance of giving back to the communities in which we live and work. Funded by our employees and the Company, the Maximus Foundation is an employee-led nonprofit organization supporting programs that promote personal growth and self-sufficiency through improved health, augmented child and family development, and community development. We provided financial support to 167 organizations across 30 states and the District of Columbia in the U.S. in fiscal year 2022 through the Foundation’s grant program. Prospective nonprofit organizations are nominated by an eligible Maximus employee, and our employee donors vote upon grant recipients on an annual basis. Our international arms, Maximus Foundation U.K. and Max Foundation in Australia, also provided vital financial grants to community partners in their geographic location, making a significant impact in many of our communities. Maximus matches contributions made to our Foundations by employees, dollar-for-dollar.
Government Relations
Maximus believes it is important to participate in bi-partisan political processes in order to better understand our government clients’ long-term goals and advance the Company’s business objectives. The Nominating and Governance Committee of the Maximus Board of Directors has formal oversight of the Company’s policies pertaining to political contributions and compliance with all applicable laws and regulations, political activities, including contributions from the employee-funded Maximus Political Action Committee, lobbying priorities and expenditures, and lastly expenditures related to principal trade organizations. More information is available at maximus.com/government-relations.
Supply Chain
Maximus is building a supplier diversity program to support economic growth of diverse companies and communities. We appreciate the capabilities and fresh ideas that diverse businesses offer and are developing a robust program to deliver resources that will help them succeed. We are committed to working directly with diverse businesses and using diverse vendors throughout our supply chain.
We are committed to DE&I throughout our organization by maintaining positive diversity programs and protocols through our business strategy, workforce, and business relationships. Our policy is to support business opportunities for minorities, women, persons with disabilities, and veterans by providing opportunities throughout the supply chain that enable these businesses to prosper.
Across the Company, we have several initiatives that enable us to identify and qualify small and diverse businesses to utilize as subcontractors or service vendors on our contracts.
Governance
Our Board of Directors provides leadership and oversight with respect to ESG issues and practices. The Nominating and Governance Committee has formal oversight of ESG matters. It receives reports from management on a quarterly basis, and the full Board regularly receives reports from the Committee and management.
Members of the Maximus Board of Directors have expertise on key ESG issues, including regulatory trends, cybersecurity, community investment, talent attraction and retention, DE&I, and climate change.
2023 Proxy Statement 11

Our Board of Directors
PROPOSAL 1 – ELECTION OF DIRECTORS
The Maximus Board of Directors takes seriously the opportunity that you, our shareholders, have to cast votes to elect or re-elect us each year.
Our Board seeks diverse representation in terms of age, length of service, expertise, gender, orientation, and race/ethnicity. The Board and the Nominating and Governance Committee assess the appropriate mix of skills, qualifications, and characteristics when looking for new directors and nominating current directors in conjunction with the needs of the Company as it continues to evolve.
In 2022, our Board of Directors spent a significant amount of time ensuring they are a strategic asset board – a board that has the critical skills, knowledge, and expertise to advise the company on subjects specific to our operations and proactively contribute to the company's successful execution of strategic objectives. Given the company’s refreshed strategy, the Board wanted to ensure that the CEO and members of the Executive Team would have access to a board whose skills they could draw from to help lead and guide the organization. As a result, we revisited our traditional skills matrix and assessed which skills are needed most, both for today and for the upcoming three to five years. We also developed, in conjunction with the Nominating and Corporate Governance Committee, a competency matrix with appropriate proficiency assessments for Directors to better assess their skills relative to what would most benefit the company. This activity has been important to the Board and Nominating and Corporate Governance Committee in their work to refresh the Board, identify new director candidates, and highlight opportunities for continuing board education. Many Board members have either recently completed NACD certifications or have expressed a willingness to obtain additional certifications. The development of a strategic asset board is anticipated to be a multi-year process as we carry out our strategic priorities.
For fiscal year 2022, the following skills are highlighted within the biographies of our current board members, but are not all-inclusive of the experience and knowledge on which we rely on each individual:
•	Additional Public Company Board, CEO/CFO or NEO
•	Federal Government Contracting
•	Business Process Services
•	Technology Modernization
•	Government Citizen Services
•	Financial Acumen
•	Mergers & Acquisitions
•	Cyber Security & Data Privacy
•	International Experience
•	Environment, Social, and Governance
We believe that these skills and our Board’s representation of these skills and experiencesposition us for future success by aligning with our updated strategic direction.
Our biographies, which follow, reflect our commitment to these characteristics.
More broadly, in the material that follows, we share with you important information about your Board, including information on:

who we are	how we are selected and comprised	how we are elected

how we are governed	how we are organized	how we are paid

how to communicate with us

2023 Proxy Statement 13

Who We Are
Biographical Information of Director Nominees
The following presents biographical information about the eight directors nominated by the Board for election at the Annual Meeting. As part of the information below, we have included a brief description of the experience, qualifications, attributes, and skills that led to the conclusion that each director should serve on the Board. Information about the number of shares of common stock beneficially owned by each director, directly or indirectly, as of January 13, 2023, appears below under “Security Ownership - Security Ownership of Management.”
14 Maximus

Nominees for Director (terms expiring in 2024)

Anne K. Altman
Age 63
Director Since: 2016
Vice Chair Since: 2021
Chair of the Nominating and Governance Committee Since: 2018
Chair of the Technology Committee Since: 2018
Member of the Compensation and Human Resources Committee
Education:
• B.S., George Mason
University
More:
• Director, SPX FLOW, Inc.

Why she is valuable to Maximus:
Ms. Altman’s qualifications and skills include her experience with public sector clients and the information technology industry including security, analytics, cognitive, digital, commerce, and cloud capabilities. She provides expertise around ESG and responsible stewardship.

• Federal Government Contracting – at IBM, held positions of General Manager, U.S. Federal and Government Industries ($4B business) and General Manager, Global Public Sector ($20B business). Responsible for strategy, solution development, and services for U.S. Federal Government and global public sectors, as well as compliance with federal and international regulations.

• Technology Modernization, Government Citizen Services, Cyber Security & Data Privacy – proven experience in the IT industry, where she dealt with security, analytics, cognitive, digital, commerce, and cloud capabilities. Started career in 1981 as a system engineer, involved in various government-facing projects requiring innovation and problem-solving, as well as maintenance and security of data. Led IBM’s Smarter Cities initiative helping organizations, states and countries focus on transforming infrastructure, citizen-based services, healthcare, and education all directed at improving economic vitality.

• Financial Acumen, Mergers & Acquisitions – at IBM, track record of successful management of global P&L’s of more than $5B. Led and/or contributed to various acquisitions ranging from $200M - $2.6B, ~ $5B in total. Participated in programmatic M&A by identifying needed capabilities and working with M&A team to identify appropriate targets. M&A work consisted of acquisitions in the healthcare industry, Watson analytics, and the IBM Mainframe. As a Director for SPX Flow, Inc.,
participated in the process to take the company private in 2021.

• International Experience – at IBM, led global software account manager sales organization with customers consisting of government and commercial entities, led global public sector, which included government healthcare, life sciences, and education industries, as well as the global mainframe business. Professional experience also includes working with both NATO and the EU.

• Environment, Social, Governance Expertise –
  o E: As Chair of the Nominating and Governance Committee of SPX Flow, Inc., oversaw and contributed to efforts to reduce carbon footprint of a manufacturing company.

  o S: Led IBM’s women’s diversity group from 2013 to 2016. Co-Founder of Everyone Matters, Inc, a social impact enterprise with a focus on ensuring everyone has equal access to health, education, and government services. Co-chaired Executive Development Course at George Mason University in
2021, titled Organizational Strategies: Ensuring Diversity, Equity and Inclusion

  o G: Chair or member of Nominating and Governance Committees, focused on discipline and finding best practices and processes for companies to implement.

Career Snapshot:
Ms. Altman retired from IBM in 2016 having served since 2013 as the company’s General Manager for U.S. Federal and Government Industries. Previously she served as General Manager for IBM's Global Public Sector with responsibilities for global government—national, regional, and local—as well as education, healthcare, and life sciences. Ms. Altman joined IBM in 1981 as a systems engineer and held a number of roles with increasing responsibility in areas pertaining to government and technology.

2023 Proxy Statement 15

Who We Are

Bruce L. Caswell
Age 57
Director Since: 2018
Education:
• Masters, Public Policy,
John F. Kennedy School
of Government at
Harvard University
• B.A., Economics,
Haverford College
More:
• Board of Directors, Wolf Trap Foundation for the Performing Arts, a
nonprofit organization

Why he is valuable to Maximus:
Mr. Caswell provides subject matter expertise in government policy and health and human services programs together with his detailed knowledge of the Company's operations gained through his service as our Chief Executive Officer, President, and other senior leadership positions at the Company. The Board of Directors believes that it is important to have the Company’s chief executive serve as a director.

• Business Process Services, Technology Modernization, Government Citizen Services – at Price Waterhouse contributed to nationwide transformation in the delivery of public assistance benefits leveraging financial services infrastructure. At IBM managed emerging technology team in Pervasive Computing division, lead Federal technology modernization bids, and ultimately P&L responsibility for state, local, and education technology solutions delivery. As President & General Manager of multiple Maximus business segments from 2004 - 2014, and subsequently company President, oversaw business process outsourcing and technology modernization projects that carried out critical Federal and state programs.

• International Expertise – as Maximus’s CEO and President, is a strategic leader of a multi-national business with operations in Commonwealth nations (e.g., United Kingdom, Australia, and Canada) and selective emerging markets. Familiar with international government contracting, oversight, and regulatory environment and manages impact of political and macro-economic factors on the portfolio.

• Financial Acumen, Mergers & Acquisitions – as CEO and President of Maximus, has track record of successful management of global P&L’s of more than $4B. Oversees programmatic M&A team, whose objective is to work with business leaders to identify needed capabilities and appropriate targets to strengthen longer-term organic growth.

• Federal Government Contracting – began career in Federal consulting with Price Waterhouse. Served as capture lead on complex systems-integration bids and subsequently led Federal Sales for IBM Business Consulting Services for three years, requiring deep understanding of Federal procurement processes and regulations related to pricing, bidding, and contracting.

Career Snapshot:
Mr. Caswell was appointed Chief Executive Officer of Maximus effective April 1, 2018. He was named President of Maximus in 2014, and prior to that served as the President of our Health Services Segment from 2007 through 2014. Before that, he was President of Operations from 2005 to 2007 and President of our Human Services Group from 2004 to 2005. Previously, he worked at IBM Corporation for nine years, serving most recently as Vice President, State and Local Government & Education Industries for IBM Business Consulting Services.

16 Maximus

John J. Haley
Age 73
Chair Since: 2021
Director Since: 2020
Chair of the Compensation and Human Resources Committee Since: 2021
Member of the Nominating and Governance Committee
Member of the Technology Committee
Prior Tenure on Board of Directors: 2002 – 2019
Education:
• A.B., Rutgers University
More:
• Director, Willis Towers
Watson (until 2021)

Why he is valuable to Maximus:
Mr. Haley’s qualifications and skills include his experience as the Chief Executive Officer and Chair of a large, global publicly-traded consulting firm together with his knowledge of finance and human resources matters as well as his public company directorship experience. Mr. Haley has been instrumental in listening to feedback from Maximus shareholders and embracing a forward-looking view on ESG matters. He has been a champion of the board refreshment strategy and provides valuable compensation and benefits expertise.

• Additional CEO/CFO, Public Board, NEO Experience – CEO of Willis Towers Watson for 23 years. Chairman of the Board for Hudson Highland, a publicly traded company.

• International Experience – As CEO of Towers Watson, oversaw merger of equals with Willis Towers, a UK-based company. As a combined entity, Willis Towers Watson operates globally in areas such as Europe, Asia, and the US. While CEO, oversaw the opening and maintenance of offices in Dubai and Kingdom of Saudi Arabia. For six years, served as a Board member on the US-China Business
Council.

• Financial Acumen – as CEO of Willis Towers Watson, has demonstrated expertise of overseeing $10B P&L, oversaw CFO and signed quarterly SEC certifications.

• Mergers & Acquisitions – Responsible for several integral acquisitions which ultimately formed present-day Willis Towers Watson, including acquisitions of large firms in Germany and the Netherlands.

• Environment, Social, Governance:
  o E – Contributor to World Economic Forum with focus on climate resilient infrastructure. At Willis Towers Watson, spearheaded the Coalition for Climate Resilient Investment, which represents 34 companies with more than $5T in assets. Oversaw establishment of key ESG metrics.

  o S – Presented to United Nations on “Employment: The Autism Advantage” in
2021, working with organizations to recruit and train persons with autism.

  o G – Leverages experience from Willis Towers Watson to enhance governance programs, particularly with respect to Board and NEO compensation structures, driving focus on shareholder return and best practices.

Career Snapshot:
John J. Haley served as one of our directors from 2002 to January 2019 and then rejoined the Board in March 2020. In 2021, he was elected to serve as Chair of the Board. From 2016 until his retirement at the end of 2021, Mr. Haley served as the Chief Executive Officer of Willis Towers Watson, an insurance broker and human resources and employee benefits consulting firm formed through the merger of Willis Group Holdings Public Limited Company and Towers Watson & Co. From 2010 until 2016, Mr. Haley served as the Chief Executive Officer and Chair of the Board of Towers Watson & Co. Previously he served as President and Chief Executive Officer of Watson Wyatt Worldwide, Inc. from 1999 until its merger with Towers Perrin, Forster & Crosby, Inc. in 2010. Mr. Haley joined Watson Wyatt in 1977. Mr. Haley is a Fellow of the Society of Actuaries and is a co-author of Fundamentals of Private Pensions (University of Pennsylvania Press).

2023 Proxy Statement 17

Who We Are

Jan D. Madsen
Age 59
Director Since: 2020
Member of the Audit Committee
Member of the Nominating and Governance Committee
Education:
• B.S.B.A., University of
Nebraska – Lincoln
More:
• Certified Public
Accountant

Why she is valuable to Maximus:
Ms. Madsen brings finance, accounting, mergers and acquisitions, and operations expertise gained through her current and prior positions in higher education and international, publicly traded, technology-based, business services organizations.

• Financial Acumen – Certified Public Accountant with over fifteen years of experience in global public company senior finance and operations roles, including CFO of West Corporation, segment CFO of First Data, and currently EVP of Creighton University.

• Additional CEO/CFO, Public Board, NEO Experience – CFO of West Corporation (2014 – 2018, $3B revenue; $5B market cap). Executive Vice President of Creighton University.

• Technology Modernization – At First Data, a company focused on selling technology platforms to financial institutions, gained experience in product development, innovation, and software development. Developed and led six sigma process improvement program for 5 years. At West Corporation, provided technology-enabled services to Fortune 500 customers for communications, marketing, and customer care services, and safety and security services (i.e.: 911 support) to state and local government customers.

• Mergers & Acquisitions – In previous roles, led and contributed to multiple acquisitions, working directly with investment bankers. Most recently, at West Corporation completed $335M acquisition of Nasdaq’s digital media businesses in 2018 and took West Corporation private in 2017, a $5B transaction. Took First Data private in 2007, a $29B transaction.

• Cyber Security & Data Privacy – Holds NACD certification on Cyber-Risk
Oversight.

• Environmental, Social, Governance:
  o E – At Creighton University, working with their Sustainability Committee to measure and reduce emissions of the University. Collaborating with fund managers to understand ESG ratings of University Endowment’s portfolio.

  o S – As EVP of Creighton University, where DE&I is a strategic pillar, co-leads goal setting and participates in or contributes to initiatives.

Career Snapshot:
Ms. Madsen is a Certified Public Accountant with over fifteen years of experience in global public company senior finance and operations roles, most recently as the Chief Financial Officer of West Corporation. West, recently rebranded Intrado, operates in 28 countries, serving Fortune 100 and other business clients with technology-based services, focused on communications, safety and health, and wellness. Ms. Madsen was responsible for global financial operations, including internal audit, public reporting, and treasury, managing over $4 billion in debt. She was also instrumental in significant strategic initiatives, including a secondary equity offering, debt, and tax restructuring, and taking the company private in a sale to Apollo in 2017. Prior to West, Ms. Madsen held various finance and operating roles at First Data Corporation, including segment chief financial officer and senior vice president of six sigma quality, earning her certifications in six sigma process improvement methodologies. Prior to First Data, she was a manager at an international public accounting firm. Ms. Madsen currently serves as the Executive Vice President of Creighton University, overseeing operations including finance, information technology, human resources, communications and marketing, facilities, internal audit, and continuous improvement.

18 Maximus

Richard A. Montoni Age 71 Director Since: 2006 Vice Chair Since: 2018 Member of the Technology Committee Education: • Masters, Accounting, Northeastern University • B.S., Economics, Boston University
Why he is valuable to Maximus:
Mr. Montoni brings to Maximus audit and financial experience together with the detailed knowledge of the operations of the Company gained through his prior service as our Chief Executive Officer and other senior leadership positions at the Company.

• Additional CEO/CFO, Public Board, NEO Experience – CFO of Managed
Storage International (2000 – 2001), CFO of CIBER (1996 – 2000).

• Financial Acumen – Various CFO roles at Managed Storage International, CIBER, and Maximus (2002-2006), and KPMG LLP audit partner.

• International Experience, Mergers & Acquisitions – As CEO of Maximus, led growth strategy into UK, Canada and Australia, largely executed through mergers and acquisitions. Oversaw Corporate Development team responsible for targeting acquisitions, due diligence, and working with bankers to execute.

• Government Citizen Services, Business Process Services – As CFO and CEO of Maximus, oversaw divisions responsible for various business process outsourcing projects that carried out critical programs on behalf of Health and Human Services government agencies.

Career Snapshot:
Mr. Montoni served as Senior Advisor to the Chief Executive Officer of Maximus from April 1, 2018 to September 30, 2019. He was the Company's Chief Executive Officer from 2006 to April 1, 2018. He also served as President from 2006 through 2014. Previously, Mr. Montoni served as our Chief Financial Officer and Treasurer from 2002 to 2006. Before his employment with Maximus, Mr. Montoni served as Chief Financial Officer and Executive Vice President for Managed Storage International, Inc. from 2000 to 2001. From 1996 to 2000, he was Chief Financial Officer and Executive Vice President for CIBER, Inc. where he also served as a director until 2002. Before joining
CIBER, he was an audit partner with KPMG LLP, where he worked for nearly 20 years.

2023 Proxy Statement 19

Who We Are

Gayathri Rajan
Age 55
Director Since: 2016
Member of the Technology Committee
Education:
• MBA Stanford University
• MSc Computer Science,
University of Pennsylvania
• B.A. and M. Eng, Chemical Engineering,
Cambridge University
More:
• Commonwealth Scholar

Why she is valuable to Maximus:
Ms. Rajan brings to Maximus cutting-edge information technology expertise that has been used to build secure, scalable financial platforms and innovative consumer-centric products.

• Technology Modernization – VP and General Manager of Google Maps Platform (2016-2022), including management of Enterprise P&L. As Chief Product Officer at DriveWealth, a digital fintech company, oversees product development and go-to-market strategies.

• Cyber Security & Data Privacy – At DriveWealth, product development role include consideration for cyber risks and contribution to overall cyber security strategy. As a seasoned technology professional, stays relevant on cyber security topics and has the technical background to speak the cyber language effectively.

• Additional CEO/CFO, Public Board, NEO Experience – Chief Product Officer,
DriveWealth.

• International Expertise – As VP and General Manager of Google Maps Platform, led a business based in over 220 countries with teams in Australia and the UK. In current role, works with customers in Asia, Europe, Latin America, and Africa. Responsibilities have required an understanding of local norms regarding technology, local tax requirements, and regulations, ensuring products operate effectively in-country.

• Mergers & Acquisitions – As VP and General Manager of Google Maps Platform,
contributed to programmatic M&A process, with particular focus on due diligence.

Career Snapshot:
Ms. Rajan is the Chief Product Officer for Drive Wealth, a pioneer in embedded investing. Previously, Ms. Rajan was General Manager and Vice President of Geo-Enterprises at Google. She joined Google in 2006 and served in roles of increasing responsibility leading product development for the Internet of Things, Commerce and Payments. From 2016 to 2018 she was Vice President of Product Management for Geo Monetization, and from 2014 to 2016 she was Vice President of Product Management for Android Things. Prior to that, Ms. Rajan held engineering and product management roles at Financial Engines, eCal Corp, and The Vanguard Group.

20 Maximus

Raymond B. Ruddy
Age 79
Director Since: 2004
Vice Chair: 2005 – 2018
Chair of the Audit Committee Since: 2018
Member of the Compensation and Human Resources Committee
Member of the Technology Committee
Prior Tenure: 1985 – 2001
Education:
• MBA, Wharton School of Business of the University
of Pennsylvania
• B.S., Economics, Holy Cross College

Why he is valuable to Maximus:
Mr. Ruddy's qualifications and skills include, among other things, his consulting and financial experience as well as his knowledge of government programs and our business from his prior service with the Company.

• Financial Acumen – Partner with Touche Ross, LLP, Managing Partner of Consulting in the Boston office, and Associate National Director of Consulting
(1982-1984). Began career with Maximus overseeing Controllership.

• Mergers & Acquisitions – As executive at Maximus, led and/or oversaw financial aspect of various acquisitions, oversaw financial aspect of Maximus IPO in 1997.

• Industry Health and Human Services – At Maximus, President of Consulting group, led state-facing programs focused on revenue maximization services with a focus on Medicaid and welfare programs.

Career Snapshot:
Mr. Ruddy retired from Maximus in 2001. Before his retirement Mr. Ruddy served as the Chair of the Board of Directors from 1985 to 2001 and President of our Consulting Group from 1989 to 2000. From 1969 until he joined us in 1985, Mr. Ruddy served in various capacities with Touche Ross & Co., including Associate National Director of Consulting from 1982 to 1984 and Director of Management Consulting (Boston, Massachusetts office) from 1978 to 1983.

2023 Proxy Statement 21

Who We Are

Michael J. Warren
Age 55
Director Since: 2019
Member of the Audit Committee
Member of the Compensation and Human Resources Committee
Member of the Nominating and Governance Committee
Member of the Technology Committee
Education:
• B.A., Yale University
• B.A., Balliol College, University of
Oxford
More:
• Rhodes Scholar
• Board of Trustees, District of
Columbia Retirement Board
• Board of Directors and Chair of the Audit Committee, Overseas Private
Investment Corporation (“OPIC”)
• Board of Trustees and of the Risk and Audit Committees,
Commonfund
• Board of Trustees, Yale University; Member, Yale Corporation
Investment Committee
• Director, Walker & Dunlop, Inc.
• Director, Ripple Labs
• Director, Brookfield Business Partners

Why he is valuable to Maximus:
Mr. Warren brings familiarity with government programs and operations and investment, strategic planning and financial expertise gained through his service on other boards and his current and prior positions in government and private industry.

• Additional CEO/CFO, Public Board, NEO Experience, Financial Acumen – Managing Director of Albright Stonebridge Group (“ASG”) (2013-2017). Chief Operating Officer and Chief Financial Officer of Stonebridge International (2004 to 2009). Chair of Audit Committee for Yale University. Chaired Investments Committee for DC Pension Fund for 16 years. Board of Trustees and of the Risk and Audit Committees,
Commonfund.

• International Experience, Mergers & Acquisitions – Through various positions at ASG, gained over 20 years of experience advising clients on international growth strategies (including mergers and acquisitions), stakeholder management issues, and economic and geopolitical issues affecting global markets. As Managing Director of ASG, led multiple strategic acquisitions as part of the firm’s broader growth strategy.

• Technology Modernization – Leads ASG’s Global Innovation and Growth Group – advises clients on international growth strategies, stakeholder management issues, and economic and geopolitical issues affecting global markets, operating at the intersection of public and private sectors.

• Environmental, Social, Governance:
  o G – in addition to deep experience serving various Boards, both public and private, has recently restructured governance model of
ASG.

Career Snapshot:
Mr. Warren is the Managing Director of the Global Innovation and Growth Group of Albright Stonebridge Group, part of the Dentons Global Advisor. He served as ASG’s Managing Principal from 2013 to 2017 and as Principal from 2009 to 2013. Prior to ASG, Mr. Warren served as the Chief Operating Officer and Chief Financial Officer of Stonebridge International from 2004 to 2009, where he managed operations, business development, finance, and personnel portfolios. Mr. Warren served in various capacities in the Obama Administration, including as senior advisor in the White House Presidential Personnel Office and as co-lead for the Treasury and Federal Reserve agency review teams of the Obama-Biden Presidential Transition.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE EIGHT NOMINEES SET FORTH ABOVE.
22 Maximus

How We Are Selected and Comprised
As a global company whose employees, customers, and stakeholders are diverse, as well as being a company with strong hiring programs for diverse populations including people with disabilities and veterans, we have strong cultural, financial, and reputational reasons to seek a wide range of diverse attributes and skills when looking for board members. We apply our diversity programs, as well as our Board recruiting practices to include, in addition to diversity of skills and experiences and backgrounds, all protected classes such as race/ethnicity, color, religion, sex (including pregnancy, gender and gender identity and sexual orientation), national origin, age, disability, and veteran status. We are pleased that our efforts to embed best DE&I practices into our recruiting at all levels has resulted in a board of directors 50% of whom self-identify as a woman and/or a Person of Color.

2023 Proxy Statement 23

How We Are Elected
The Board of Directors currently consists of eight directors. All directors are elected annually for one-year terms, and the Board has nominated the eight director nominees for election at the Annual Meeting. If you sign and return your proxy card, the persons named as proxies in the proxy card will vote to elect those eight nominees unless you mark your proxy card otherwise. You may not vote for a greater number of nominees than eight. Each nominee has consented to being named in this proxy statement and to serve if elected. If for any reason a nominee should become unavailable for election prior to the Annual Meeting, the proxy holders may vote for the election of a substitute. We do not presently expect that any of the nominees will be unavailable.
Vote Required for the Election of Directors
The Company’s bylaws provide for majority voting in director elections. The Board of Directors also has adopted a Director Resignation Policy. Under that policy, each director nominee has submitted a written contingent resignation which will become effective only if (i) the director fails to receive the required number of votes for re-election as set forth in the Company’s bylaws and (ii) the Board of Directors accepts the resignation. The affirmative vote of a majority of the total number of votes cast with respect to that director’s election is required to re-elect each nominee to our Board. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the outcome of this matter.
24 Maximus

How We Are Governed
Board’s Role in Risk Oversight
The Board of Directors as a whole oversees the risk management of the Company. Senior members of the Company’s management team regularly report to the Board on operational and financial risks relating to the Company’s projects, and about compliance with the Company’s policies and procedures and code of ethics. The Audit Committee oversees management of market and operational risks that could have a financial impact, such as those relating to internal controls and liquidity. The Nominating and Governance Committee manages the risks associated with compliance matters, including receiving regular reports from the Company’s Chief Compliance Officer, and governance issues, such as the independence and performance of the Board. The Compensation and Human Resources Committee is responsible for managing the risks relating to the Company’s executive compensation and succession plans and policies. The Technology Committee assists the Board with oversight of the Company’s information technology risks and strategic technology investments and the quality and effectiveness of the Company’s cyber-security policies and practices.
Annually, the Company surveys key leaders of the Company to identify significant risks facing the Company. Those risks are ranked based on likelihood of occurrence as well as potential impact. Management regularly reports to the Board or relevant committee on actions the Company is taking to manage those risks. The Board and management periodically review, evaluate, and assess those risks and the mitigation efforts. This process also informs the Company’s disclosure and discussion of risks in its SEC filings.
Corporate Governance Guidelines
The Board of Directors has adopted Guidelines for Corporate Governance that set forth the practices of the Board with respect to the function of the Board, management review and responsibility, Board composition, selection of directors, operation of the Board and meetings, committees of the Board, director responsibilities and tenure and evaluation of the Board and committees. The Guidelines are available on our Corporate Governance web page at investor.maximus.com/governance. The information contained on our website is not a part of this proxy statement and is not deemed incorporated by reference into this proxy statement or any other public filing made with the SEC.
Director Independence
Under our Guidelines for Corporate Governance and New York Stock Exchange (“NYSE”) rules, a director is not independent unless the Board affirmatively determines that he or she does not have a direct or indirect material relationship with the Company or any of its subsidiaries. Our Guidelines for Corporate Governance define independence in accordance with the independence definition in the current NYSE corporate governance rules for listed companies.
Our Guidelines for Corporate Governance require the Board to review the independence of all directors at least annually. In the event a director has a relationship with the Company that is relevant to his or her independence and is not addressed by the objective tests set forth in the NYSE independence definition, the Board will determine, considering all relevant facts and circumstances, whether such relationship is material.
The Board of Directors in its business judgment has determined that the following directors are independent as defined by NYSE listing standards: Anne K. Altman, John J. Haley, Jan D. Madsen, Richard A. Montoni, Gayathri Rajan, Raymond B. Ruddy, and Michael J. Warren.
2023 Proxy Statement 25

Code of Ethics
We have adopted a code of ethics that applies to all employees, including our principal executive officer, principal financial officer and principal accounting officer or controller, or persons performing similar functions. That code, our Standards of Business Conduct and Ethics, can be found posted on our Corporate Governance web page at investor.maximus.com/governance. The Board regularly reviews our code of ethics, and any amendment or waiver of our code of ethics required to be disclosed under the Securities Exchange Act of 1934 (the “Exchange Act”) will be reflected on our Corporate Governance web page.
Director Attendance
Our Board expects that its members will prepare for, attend, and participate in all Board and applicable committee meetings. Our Board of Directors held 12 meetings during fiscal year 2022. During our 2022 fiscal year, all of our directors attended at least 75% of the aggregate Board and applicable committee meetings.
We encourage members of the Board of Directors to attend our annual meetings. All of our directors attended our annual meeting in 2022.
Executive Sessions
Executive sessions where non-management directors meet on an informal basis are scheduled either at the beginning or at the end of each regularly scheduled Board meeting. John J. Haley, the independent, non-executive Chair of the Board, presides over the executive sessions.
Board Evaluations
As part of the Board’s ongoing commitment to continuous improvement, the Nominating and Governance Committee leads the Board in an annual self-evaluation process that assesses the performance of the Board as a whole, the committees of the Board and the individual directors. Based on results of the annual assessments, the Chair of the Board provides feedback to each respective Board member. In addition, an outside expert is engaged every five years to perform an in-depth, independent assessment. The most recent external assessment was completed in fiscal year 2022. Board members received feedback on their strengths and contributions, as well as opportunities for improvement. Feedback is also considered when designing education and certification road maps for each director.
26 Maximus

How We Are Organized
Independent Board Chair
Maximus has maintained separate Chief Executive Officer and Chair of the Board positions since before the Company’s initial public offering in 1997. John J. Haley currently serves as our independent, non-executive Chair of the Board. Under our Guidelines for Corporate Governance, the Board will periodically evaluate the separation of the CEO and Chair positions in light of the Company’s governance objectives and relevant circumstances. We believe that the separation of those roles at this time is appropriate for us because it is a good corporate governance practice that promotes Board and director independence from the management team.
Mr. Haley brings experience to the Company from his prior roles as both board chair and CEO of a public company. Mr. Haley, together with Ms. Altman in her capacity as Chair of the Nominating and Governance Committee, represents the Company in meetings with shareholders and leads the Board in consideration of input from shareholders and other stakeholders. Mr. Haley and Ms. Altman have also led the most recent external evaluation of the Board.
Committees of the Board
The standing committees of the Board of Directors are the Audit Committee, the Nominating and Governance Committee, the Compensation and Human Resources Committee, and the Technology Committee.
Audit Committee
The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management’s conduct of our financial reporting processes and audits of our financial statements. The Audit Committee specifically reviews the financial reports and other financial information provided by the Company, our disclosure controls and procedures and internal accounting and financial controls, the internal audit function, the legal compliance and ethics programs, and the annual independent audit process. The Audit Committee operates under a written charter adopted by the Board. The Audit Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance.
The members of the Audit Committee are Raymond B. Ruddy (Chair), Jan D. Madsen, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards and SEC regulations governing the qualifications of audit committee members. The Board of Directors has determined that all of the committee members are financially literate as defined by the NYSE listing standards and that Mr. Ruddy qualifies as an audit committee financial expert as defined by regulations of the SEC.
The Audit Committee held six meetings during fiscal year 2022. For additional information regarding the Audit Committee, see “Audit Information - Report of the Audit Committee” below.
Nominating and Governance Committee
The purpose of the Nominating and Governance Committee is to identify, evaluate, and recommend candidates for membership on the Board of Directors, to establish and assure the effectiveness of the governance principles of the Board and the Company and to establish the compensation of our directors. The Nominating and Governance Committee is responsible for assessing the appropriate mix of skills, qualifications, and characteristics for the effective functioning of the Board in light of the needs of the Company. The committee considers, at a minimum, the following qualifications in recommending to the Board potential new directors, or the continued service of existing directors:
•
personal characteristics, such as the highest personal and professional ethics, integrity and values, an inquiring and independent mind, with a respect for the views of others, ability to work well with others and practical wisdom and mature judgment

•	broad, policy-making level experience in business, government, academia, or science to understand business problems and evaluate and formulate solutions
2023 Proxy Statement 27

•	experience and expertise that is useful to the Company and complementary to the background and experience of other directors
•
willingness and ability to devote the time necessary to carry out duties and responsibilities of directors and to be an active, objective, and constructive participant at meetings of the Board and its committees

•	commitment to serve on the Board over a period of several years to develop knowledge about the Company’s principal operations
•	willingness to represent the best interests of all shareholders and objectively evaluate management performance
•	diversity (as described above)
The Nominating and Governance Committee will consider shareholder recommendations for candidates to serve on the Board of Directors and would evaluate any such candidate in the same manner described above. A shareholder entitled to vote for the election of directors may submit candidates for consideration by the committee if such shareholder gives timely written notice, in proper form, for each such recommended director nominee. If the notice is not timely and in proper form, the nominee will not be considered by the committee. To be timely for the 2024 Annual Meeting of Shareholders, the notice must be received within the time frame set forth in “Shareholder Proposals for Our 2024 Annual Meeting of Shareholders” below. To be in proper form, the notice must include each nominee’s written consent to be named as a nominee and to serve, if elected, and such other information as required under our bylaws. These requirements are more fully described in Article I, Section 6, of our bylaws.
Under the process we use for selecting new Board candidates, the Chief Executive Officer, the Nominating and Governance Committee, or other Board members identify the need to add a new Board member with specific qualifications or to fill a vacancy on the Board. The Chair of the Nominating and Governance Committee will initiate a search, working with staff support and seeking input from Board members and senior management, hiring a search firm, if necessary, and considering any candidates recommended by shareholders. A determination is made as to whether Nominating and Governance Committee members or Board members have relationships with preferred candidates and can initiate contacts. The Chief Executive Officer and at least one member of the Nominating and Governance Committee interview prospective candidates. The Nominating and Governance Committee meets to conduct further interviews of prospective candidates, if necessary or appropriate, and to consider and recommend final candidates for approval by the full Board of Directors.
The Nominating and Governance Committee has oversight of the Company’s ESG initiatives. The Committee also oversees and receives reports at least quarterly on (1) compliance with applicable laws and Company policies pertaining to political contributions, (2) political activities and contributions of the Maximus Political Action Committee, (3) significant lobbying priorities and related expenditures in the U.S. and (4) expenditures relating to the Company's principal U.S. trade associations.
The Nominating and Governance Committee is comprised of Anne K. Altman (Chair), John J. Haley, Jan D. Madsen, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards. The Nominating and Governance Committee operates under a written charter adopted by the Board. The Nominating and Governance Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance/governance-documents.
The Nominating and Governance Committee met four times during fiscal year 2022.
28 Maximus

Compensation and Human Resources Committee
The Compensation and Human Resources Committee is responsible for reviewing, approving, and overseeing our compensation and executive benefit programs, evaluating their effectiveness in supporting our overall business objectives and ensuring an appropriate structure and process for management succession. Specifically, the committee is responsible for:
•	evaluating the performance and setting the compensation of the Chief Executive Officer and approving the CEO’s recommendations for other members of senior management
•	reviewing the Company’s compensation policies and practices
•	reviewing executive succession plans
•	reviewing the risks associated with our incentive compensation programs
The Chief Executive Officer and the Chief Human Resources Officer provide the Compensation and Human Resources Committee with the financial and strategic performance accomplishments of the executive management team and recommend raises, bonuses and long-term equity awards for those executives (excluding himself). To assist in its efforts to meet the objectives outlined above, the Compensation and Human Resources Committee also retains an independent consulting firm to advise it on executive compensation programs.
The Compensation and Human Resources Committee operates under a written charter adopted by the Board. The Compensation and Human Resources Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance/governance-documents.
The members of the Compensation and Human Resources Committee are John J. Haley (Chair), Anne K. Altman, Raymond B. Ruddy, and Michael J. Warren, each of whom is independent as defined by applicable NYSE listing standards governing the qualifications of committee members.
The Compensation and Human Resources Committee held five meetings during fiscal year 2022. For additional information regarding the committee, see “Compensation and Human Resources Committee Report” below.
Technology Committee
The Technology Committee assists the Board of Directors in fulfilling its responsibility to oversee the Company's strategic information technology investments and its risk management efforts pertaining to cyber-security and the protection of data assets. The Technology Committee meets regularly with our Chief Information Officer and our Chief Information Security Officer.
The Technology Committee operates under a written charter adopted by the Board. The Technology Committee’s charter, as amended and currently in effect, is available on our Corporate Governance web page at investor.maximus.com/governance/governance-documents.
The members of the Technology Committee are Anne K. Altman (Chair), John J. Haley, Richard A. Montoni, Gayathri Rajan, Raymond B. Ruddy, and Michael J. Warren. The Technology Committee met four times during fiscal year 2022.
2023 Proxy Statement 29

Engaging with Shareholders
Maximus is committed to engaging directly with our shareholders to understand their views on governance matters. Maximus, including members of our Board of Directors as appropriate, regularly meets with major shareholders on a wide range of topics including strategy, capital allocation, corporate governance, and executive compensation. In addition, the full Board receives and reviews reports on investor feedback and emerging governance issues, allowing our directors to better understand shareholder priorities and perspectives.
We actively consider shareholder feedback and, as warranted, take action. During the last year, Maximus engaged with investors regarding, among other topics: financial impact of the public health emergency, market inflation, rising interest rates, executive compensation, human capital management including diversity, equity, and inclusion, culture and values, Board refreshment and governance, and integration of prior year acquisitions.
Update on Racial Equity Audit
In response to the majority supported shareholder proposal presented at the 2022 Annual Shareholder Meeting related to the third-party racial equity audit of Maximus’s impact on nonwhite stakeholders and communities of color, in September 2022, Maximus announced the engagement of the law firm Wilmer Cutler Pickering Hale and Dorr LLP (“WilmerHale”). As part of the audit, WilmerHale will assess the company’s operations, policies, ongoing DE&I efforts, and public engagement through a racial equity lens.
The audit process is expected to be completed by the end of calendar year 2023, upon which a report on the audit will be publicly disclosed on the Company’s website. The Nominating and Corporate Governance Committee is overseeing the audit process and is committed to continuing to build on Maximus’ DE&I efforts to foster equal opportunity and inclusion throughout the organization and the Company’s ability to positively impact communities it serves and beyond.
30 Maximus

How We Are Paid —
Director Compensation
Director Compensation Table
The table below summarizes the compensation paid to our non-employee directors in fiscal year 2022.
Director Compensation Fiscal Year 2022
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Anne K. Altman(2)	68,000	299,978	367,978
John J. Haley(3)	0	467,989	467,989
Jan D. Madsen(4)	75,000	225,020	300,020
Richard A. Montoni(5)	335,000	0	335,000
Gayathri Rajan(6)	0	299,978	299,978
Raymond B. Ruddy(7)	360,000	0	360,000
Michael J. Warren(8)	150,000	149,989	299,989
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of RSU awards made on March 15, 2022, under our 2021 Omnibus Incentive Plan. For each of the RSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. The amounts shown disregard estimated forfeitures.

(2)	As of September 30, 2022, Ms. Altman held 4,115 RSUs.
(3)	As of September 30, 2022, Mr. Haley held 6,419 RSUs and an additional 3,523 deferred shares.
(4)	As of September 30, 2022, Ms. Madsen held 3,087 RSUs and an additional 7,638 deferred shares.
(5)	As of September 30, 2022, Mr. Montoni held 0 RSUs.
(6)	As of September 30, 2022, Ms. Rajan held 4,115 RSUs.
(7)	As of September 30, 2022, Mr. Ruddy held 192,564 deferred shares.
(8)	As of September 30, 2022, Mr. Warren held 2,057 RSUs and an additional 7,009 deferred shares.
2023 Proxy Statement 31

Fees Payable to Non-Employee Directors
The director compensation for fiscal year 2022 as shown in the chart above was comprised of the following elements. Directors who are also Maximus employees do not receive additional compensation for their services as directors.
•
An annual retainer of $300,000 payable in restricted stock units (“RSUs”) or cash, with a minimum amount of $150,000 in RSUs unless a director holds more than seven times the annual retainer in Company equity.

•
Ms. Altman received an additional $15,000 retainer for her services as the Chair of the Nominating and Governance Committee, an additional $18,000 for her services as Chair of the Technology Committee, and an additional $35,000 as Vice Chair of the Board.

•	Mr. Haley received an additional $150,000 retainer for his services as Chair of the Board and a $18,000 retainer for his services as the Chair of the Compensation and Human Resources Committee.
•	Mr. Montoni received an additional $35,000 for his services as Vice Chair of the Board.
•
Mr. Ruddy received a $25,000 retainer for his services as Chair of the Audit Committee and an additional $35,000 retainer, which is a continuation of the additional retainer he previously received for his services as Vice-Chair of the Board, which reflects the continuation of his leadership role on the Board and recognizes the additional time that he continues to spend on Company matters over and above his normal director duties.

•
RSU awards granted to our non-employee directors vest after one year; directors may elect to defer receipt of shares for their RSUs for a longer period up to termination of service on the Board of Directors.

We also permit our directors to participate in the medical and dental plans that we offer to our employees, although each director who elects to participate must pay the full cost of his or her own premiums in the plan. During fiscal year 2022, Mr. Montoni and Mr. Ruddy participated in portions of those plans.
Director Equity Ownership Requirements
Directors are required to hold equity in the Company equal to at least one and a half times their annual retainer. For these purposes, “equity” consists of shares owned directly by the director, the “in-the-money” value of vested stock options and any shares that would have been distributed to the director but for the director’s election to defer receipt of the shares for tax purposes. All of our directors met the ownership requirement as of the end of fiscal year 2022.
How To Communicate with Us
Communications with Directors
Our Board of Directors values input from a wide array of sources to inform its deliberations and decision-making. Since shareholders have a financial stake in the success of the Company and represent independent sources of information, the Board especially values shareholder questions and insights. The Board has therefore created a number of ways to obtain shareholder input including via participation at the annual meeting, use of the Company’s various reporting mechanisms including its hotline and audit functions, requests for individual director engagements, and use of the official communications mechanism described here.
Shareholders and other interested parties wishing to communicate with the Board of Directors, the non-employee directors, or any individual director (including any committee chair) may do so by sending a communication to the Board of Directors and/or a particular member of the Board of Directors, care of the Company Secretary at Maximus, 1600 Tysons Boulevard, McLean, Virginia 22102. Depending upon the nature of the communication and to whom it is directed, the Company Secretary will: (a) forward the communication to the appropriate director or directors; (b) forward the communication to the relevant department within the Company; or (c) attempt to handle the matter directly (for example, a communication dealing with a share ownership matter).
32 Maximus

Our Leadership
Our executive officers and their respective ages and positions as of the date of this proxy statement are as follows:
Name	Age	Position
Bruce L. Caswell	57	Chief Executive Officer, President and Director
David W. Mutryn	41	Chief Financial Officer and Treasurer
Ilene R. Baylinson	66	General Manager, U.S. Services
Teresa A. Weipert	68	General Manager, U.S. Federal Services
Michelle F. Link	48	Chief Human Resources Officer
David R. Francis	61	General Counsel and Secretary
The following information sets forth biographical information for the executive officers for the past five years. Such information with respect to Bruce L. Caswell, the Company's Chief Executive Officer and President, is set forth above in the “Proposal 1 - Election of Directors” section.
David Mutryn assumed the role of Chief Financial Officer effective December 1, 2021. Mr. Mutryn joined Maximus in 2016 as Global Corporate Controller and transitioned to Senior Vice President of Finance in 2020. Prior to Maximus, Mr. Mutryn was Vice President of Finance at CSRA, Inc. and held numerous financial leadership positions at SRA International, Inc. He holds an MBA from the Wharton School of the University of Pennsylvania, a B.S. from the University of Virginia’s McIntire School of Commerce and is a certified public accountant.
Ilene R. Baylinson has served as the General Manager of our U.S. Services Segment since 2020. She previously served as the General Manager of the U.S. Health Segment since 2015. Ms. Baylinson joined Maximus in 1991.
Teresa Weipert joined Maximus in April 2021 as U.S. Federal Services Segment General Manager. Ms. Weipert served as the Vice President and Service Delivery Leader at IBM, leading its Healthcare, Life Sciences, and SLED Public Markets. Her previous leadership experience includes executive roles at top companies such as Accenture, Sutherland Global Services, and Unisys. During her 20-plus year career, she has focused on generating significant growth with particular expertise in business process outsourcing and IT services management.
Michelle F. Link joined Maximus in March 2020 as Chief Human Resources Officer. From 2018 to 2020 she served as the Executive Vice President of Human Resources for ADS, Inc. Before that she served as Chief Human Resources Officer for PRA Group from 2011 to 2018. She has also held senior Human Resources roles at BlueCross Blue Shield of Tennessee, AMERIGROUP, CIGNA, and Corning.
David R. Francis has served as our General Counsel and Secretary since 1998. He has over 30 years of legal experience having previously served in both law firm and in-house attorney positions.
In addition to the executive officers named above, Maximus is managed by a dedicated, talented, and diverse leadership team. Please visit our website at maximus.com/leadership for the biographies of the other members of our management team. Content on our website is not, and shall not be deemed to be, part of this proxy statement or incorporated herein or into any of our other filings with the SEC.
2023 Proxy Statement 33

The Audit Committee and the Board of Directors has appointed, and requests shareholder ratification of, the firm of Ernst & Young LLP as our independent registered accounting firm to audit our consolidated financial statements for the fiscal year ending September 30, 2023. Ernst & Young LLP audited our consolidated financial statements for the fiscal years ended September 30, 2022, 2021, and 2020.
Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.
Although our bylaws do not require shareholder ratification, as a matter of good corporate governance, the Board of Directors is requesting that shareholders ratify the selection of Ernst & Young LLP as our independent registered accounting firm for the fiscal year ending September 30, 2023.
The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal for approval of Proposal No. 2. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 2 unless you mark your proxy card otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2023.
2023 Proxy Statement 35

Audit Information
Fees of Independent Registered Accounting Firm
Set forth below is a description of the fees billed by Ernst & Young LLP, our independent registered accounting firm for the fiscal years ended September 30, 2022, and 2021.
Audit Fees
Fees billed for audit services totaled approximately $3,617,856 for the 2022 fiscal year and $3,767,000 for the 2021 fiscal year. Those fees include fees associated with the annual audit, the reviews of our quarterly reports on Form 10-Q, Sarbanes-Oxley Act Section 404 attest services and statutory audits required internationally.
Audit-Related Fees
Fees billed for audit-related services primarily included services related to non-statutory financial reporting and totaled approximately $45,000 for the 2022 fiscal year and $45,000 for the 2021 fiscal year.
Tax Fees
Fees billed for tax services, including tax advice and tax planning, totaled approximately $121,273 for the 2022 fiscal year and approximately $290,000 for the 2021 fiscal year.
All Other Fees
Fees billed for all other services rendered to us by Ernst & Young LLP, which included a subscription to an accounting research service, totaled approximately $6,810 for the 2022 fiscal year and $5,000 for the 2021 fiscal year.
Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent auditor. The policy provides for pre-approval by the Audit Committee of permitted services before the independent auditor is engaged to perform them. The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted services. All audit, audit-related, tax and other services performed by Ernst & Young LLP and described above were pre-approved in accordance with our pre-approval policy.
Report of the Audit Committee
The Audit Committee is composed of three directors, each of whom is independent within the meaning of the listing standards of the NYSE and SEC regulations. The Audit Committee operates under a written charter adopted by the Board of Directors. The Audit Committee reviews its charter at least annually and revises it as necessary to ensure compliance with current regulatory requirements.
Management is responsible for:
•	establishing and maintaining our internal control over financial reporting
•	assessing the effectiveness of our internal control over financial reporting as of the end of each year
•	the preparation, presentation, and integrity of our consolidated financial statements
36 Maximus

Our independent registered accounting firm is responsible for:
•	performing an independent audit of our consolidated financial statements and our internal control over financial reporting
•	expressing an opinion as to the conformity of our consolidated financial statements with U.S. generally accepted accounting principles
•	expressing an opinion as to management’s assessment of the effectiveness of our internal control over financial reporting and the effectiveness of our internal control over financial reporting
The Audit Committee is responsible for:
•
the appointment, compensation, retention, and oversight of the work of the independent registered accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attestation services for us

•	overseeing and reviewing our accounting and financial reporting processes
In this context, the Audit Committee has met and held discussions with management and Ernst & Young LLP, our independent registered accounting firm. Management represented to the Audit Committee that our audited consolidated financial statements for the year ended September 30, 2022, were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee has reviewed and discussed those audited consolidated financial statements with management and Ernst & Young LLP, including the scope of the independent registered accounting firm’s responsibilities, critical accounting policies and practices used, and significant financial reporting issues and judgments made in connection with the preparation of such financial statements.
The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). The Audit Committee has also received the written disclosures and the letter from Ernst & Young LLP relating to the independence of that firm as required by PCAOB Ethics and Independence Rule 3526 (Communications with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP the firm’s independence from the Company.
In addition, the Audit Committee has discussed with management its assessment of the effectiveness of internal control over financial reporting and has discussed with Ernst & Young LLP its opinion as to the effectiveness of our internal control over financial reporting.
Based upon its discussions with management and Ernst & Young LLP and its review of the representations of management and the report of Ernst & Young LLP to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended September 30, 2022, for filing with the SEC.
Audit Committee
Raymond B. Ruddy (Chair)
Jan D. Madsen
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Audit Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
2023 Proxy Statement 37

How We Are Paid —
Executive Compensation Discussion
and Analysis
This Compensation Discussion and Analysis (“CD&A”) discusses our compensation policies and determinations that apply to our named executive officers. When we refer to our named executive officers, or NEOs, we are referring to the following individuals whose fiscal 2022 compensation is set forth below in the Summary Compensation Table and subsequent compensation tables.
Name	Position
Bruce L. Caswell	Chief Executive Officer, President, and Director
David Mutryn	Chief Financial Officer
Ilene R. Baylinson	General Manager, U.S. Services
Teresa Weipert	General Manager, U.S. Federal Services
David R. Francis	General Counsel and Secretary
Richard J. Nadeau	Former Chief Financial Officer and Treasurer
Maximus previously disclosed the retirement of Chief Financial Officer, Richard J. Nadeau, effective November 30, 2021.
While the discussion in the CD&A is focused on our NEOs, many of our executive compensation programs apply broadly across our executive ranks.
Our executive compensation program is structured to support our long-term growth strategy.
Fiscal Year 2022 Business Highlights
•	Revenue increased 8.9% to $4.63 billion compared to $4.25 billion for the prior year.
•	Net Operating Income decreased by 20.9% to $311 million compared to the $376 million for the prior year.
•
The National Public Health Emergency (PHE) was extended for the full fiscal year, while our targets were based on the PHE ending in March. This continuation had a significant impact on our Net Operating Income.

•	Operating margin was 7.0% compared to 9.6% for the prior year. Operating margin reflected a step-down as profitable COVID response work declined while Medicaid redeterminations remained paused.
•	Short-term COVID work contributed $300M revenue in fiscal year 2022, a decline from fiscal year 2021.
•	Executed $96 million of share buybacks in fiscal year 2022.
•	Diluted earnings per share of $3.29 compared to $4.67 for the prior year.
•	Continued our quarterly cash dividend of $0.28 per share, returning approximately $69 million to our shareholders during fiscal year 2021.
•	Contract backlog stands at an all-time high of $19.8 billion including the Centers for Medicare and Medicaid Services rebid totaling $6.6 billion.
38 Maximus

Key Fiscal Year 2022 Compensation Actions
In determining the compensation of our executive officers, the Compensation and Human Resources Committee took into account the following:
•	Our financial and operating performance, measured by attainment of specific objectives including a variety of organizational financial and non-financial measures
•
The duties, responsibilities, and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the business operations or functions for which the executive is personally responsible and accountable

•	Total overall compensation levels, as well as the mix of salary, cash bonus incentives, and equity incentives
•	Comparative industry market data to assess compensation competitiveness
•	Internal pay equity considerations
•	Adjustments to base salary and bonus targets to ensure market competitiveness for our key executives.
The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Compensation and Human Resources Committee during fiscal year 2022 are set forth below.
Compensation Component		Link to Business and Talent Strategies		Fiscal Year 2022 Compensation Actions
Base Salary (Page 43)	•	Competitive base salaries reflect each NEO’s skills, experience, and responsibilities to provide regular fixed income and help attract and retain executive talent.	• •
Mr. Caswell received a base salary increase to align his total target compensation closer to the median of the peer group.
All other NEOs received a base increase to bring our base pay closer to the median of our peers and market.

Executive Bonus Plan (“EBP”) Compensation (Page 44)	• • •
Focus executives on achieving annual financial and non-financial results that are key indicators of annual financial and operational performance.
EBP pool is funded based on four metrics:
○  Net Operating Income (65%)
○  New Business Awards (20%)
○  Diversity, Equity, and Inclusion (7.5%)
○  Employee Engagement (7.5%)
Individual payouts are determined based on the achieved results against pre-established performance targets and the Compensation and Human Resources Committee’s assessment of individual contribution of each NEO.
• • • • • •
Net Operating Income was below threshold performance.
New Contracts Awards achieved 97.6% of target performance.
The Compensation and Human Resources Committee capped the non-financial goals at 220% of target for each metric, even though actual performance was higher.
The EBP payouts for the CEO and NEOs, based on the compensation formulas, were 51.8% of target.
The Compensation and Human Resources Committee modified the overall EBP pool funding from the earned funding of 51.8% to 72% of target, subject to individual performance achievement, for fiscal year 2022.
The Committee increased the bonus pool recognizing that the Net Operating Income shortfall, was largely due to the extension of the National Public Health Emergency and was outside of management’s control.

Long-Term Incentive Plan Compensation (Page 46)	• • •
Fiscal 2022 annual equity-based awards consist of restricted stock units (RSUs) and performance stock units (PSUs).
PSUs vest based on our performance against two pre-established metrics: diluted earnings per share (EPS) and relative Total Shareholder Return (TSR).
RSUs and PSUs provide focus on our long-term financial objectives, stock price growth, and our talent retention objectives.
• • • •
RSUs vest over three years, in equal annual installments.
PSUs cliff-vest at the end of the three-year performance period subject to achieving pre-set EPS and relative TSR performance targets.
EPS PSUs vest after three years but are divided into three equal tranches that each have a target goal for earnings per share.
TSR PSUS vest after three years based on our relative TSR performance evaluated against S&P the 400 index.

2023 Proxy Statement 39

Shareholder Engagement and Fiscal Year 2022 Say-On-Pay Vote
We maintain an ongoing dialogue with our shareholders throughout the year to obtain their views on various topics from our Company’s strategy to capital allocation and executive compensation. Members of management and, as appropriate, members of our Board of Directors, participated in these shareholder engagement meetings over the past year. During these interactions, our shareholders expressed their viewpoints on a variety of topics generally focused on financial performance.
At the 2022 Annual Meeting of Shareholders, approximately 97.5% of the votes cast were in favor of the advisory vote to approve executive compensation. The Compensation and Human Resources Committee will continue to regularly review, assess and, when appropriate, adjust our executive compensation program in response to stockholder feedback.

Independence Assessment of Compensation Consultant
The Compensation and Human Resources Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent consulting firm, to advise it on executive compensation programs. The Compensation and Human Resources Committee reviewed the independence of FW Cook in light of SEC rules and NYSE listing standards and has concluded that both the consultant’s work for the Compensation and Human Resources Committee was independent and did not raise any conflict of interest.
Fiscal Year 2023 Compensation Program Changes
Our executive compensation program focuses our leadership team on key areas that drive the business forward and align with the long-term interests of our shareholders. The Compensation and Human Resources Committee regularly reviews and discusses our compensation program and incentive plan performance. The Compensation and Human Resources Committee considers many factors when electing to make changes to the program and for future incentive plans including market trends, input from its independent compensation consultant and shareholder feedback. For fiscal year 2023, the Compensation and Human Resources Committee is making the following changes to the current program.
•	Providing modest increases to bonus targets for NEOs, not including our CEO, to further align our total compensation package to market, while keeping an appropriate mix of pay at risk.
•
Updating the PSU TSR comparator group from the S&P 400 index to the S&P 400 Value index. The change to the S&P Value index reflects a shift in our investor mix from Growth/Aggressive Growth to Value. Along with this shift, our volatility and our dividend payments are better aligned with S&P Value sector.

40 Maximus

•
For performance periods with negative TSR, we are raising the cap on the payout from a maximum of 100% to 150% at the 75th percentile. The Compensation and Human Resources Committee believes it is in the Company’s best interest to incent our management team to continue to outperform no matter the macroeconomic conditions.

•
The negative TSR cap mirrors our payout cap in years where TSR is positive. The Compensation and Human Resources Committee gave our NEOs the opportunity to select a higher percentage of their pay mix in Performance Share Units than the previous 60 PSU/40 RSU mix for the CEO and 50 PSU/50 RSU for the NEOs. Several NEOs elected to increase the relative size of their PSUs compared to RSUs.

○	Mr Caswell selected 100% of his LTI target shares to be PSUs.
○	Mr. Mutryn and Ms. Weipert increased the portion of their long-term incentive to 60% PSUs and 40% RSUs which represents an increase from 50% PSUs and 50% RSUs in prior years.
How We Determine Executive Compensation
Our Executive Compensation Philosophy and Objectives
Maximus is committed to providing an executive compensation program that enables our organization to attract, develop, reward, motivate and retain top executive-level talent. Our executive team is responsible for driving our organization’s mission of Moving People Forward.
The guiding principles of our executive compensation program are:
•
Performance-based and tied to individual and Company-wide achievement to motivate executives to attain the Company’s short and long-term financial and strategic objectives. Variable pay constitutes the majority of total compensation.

•	Alignment with external talent markets we compete in, to support the attraction, motivation and retention of top talent while remaining competitive with Maximus peer companies.
•	Fair and equitable compensation allocated based on the expected contributions of an individual along with their skills, abilities, competencies, and performance.
Our compensation program is designed to create commonality of interest between management and shareholders by tying a meaningful portion of realized compensation directly to changes in shareholder value. We consider the financial efficiency of the overall executive compensation program from taxation, accounting, and cash flow perspectives. We also consider corporate governance best practices and input from our shareholders whether through Say-on-Pay proxy voting or outreach initiatives.
Executive Compensation Practices
The Compensation and Human Resources Committee reviews on an ongoing basis the Company’s executive compensation program to evaluate whether it supports the Company’s executive compensation philosophies and objectives and is aligned with stockholder interests. Our executive compensation practices include the following, each of which the Compensation and Human Resources Committee believes reinforces our executive compensation objectives:
✔	Provide short-term and long-term incentive plans with performance targets aligned to business goals	✘	Do not allow directors or executives to engage in hedging or pledging of Maximus securities
✔	Maintain a Compensation and Human Resources Committee composed entirely of independent directors who are advised by an independent compensation consultant	✘	Do not encourage or reward executives for excessive, imprudent, inappropriate, or unnecessary risk-taking
✔	Require meaningful stock ownership for all senior leaders	✘	Do not backdate equity awards
✔	Beginning with fiscal year 2021 grants, require equity awards to have double trigger change in control provisions	✘	Do not provide excise tax gross-ups
✔	Complete an annual incentive compensation risk assessment	✘	Do not allow dividends or dividend equivalents on unearned performance-based awards
✔	Require cash and equity incentive awards for all executive officers to be subject to clawback and cancellation provisions	✘	Do not allow repricing of underwater stock options without stockholder approval
✔	Strong shareholder and stakeholder engagement	✘	Do not provide excessive perquisites
2023 Proxy Statement 41

Oversight Responsibilities for Executive Compensation
The table below summarizes the key oversight responsibilities for executive compensation.
Compensation and Human Resources Committee	•	Establishes executive compensation philosophy
	•	Approves incentive compensation programs and target performance expectations for the short-term and long-term incentive awards
	•	Approves all compensation actions for the NEOs
Independent Board Members	•	Assess performance of the CEO
Independent Committee Consultant	•
Provides independent advice, research, and analytical services on a variety of subjects to the Compensation and Human Resources Committee, including compensation of executive officers, non-employee director compensation, annual compensation programs risk assessment, and executive compensation trends

	•	Participates in Committee meetings as requested and communicates with the Chair of the Compensation and Human Resources Committee between meetings
•
In fiscal year 2022, FW Cook served as an independent compensation consultant to the Compensation and Human Resources Committee and reported solely to the Compensation and Human Resources Committee; has not performed any other services for the Company nor has economic or other ties to the Company or the management team that could compromise its independence or objectivity

CEO and Management	•
Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation and Human Resources Committee, which makes the final decisions, with input from FW Cook, as appropriate

	•	Responsible for the administration of the compensation programs once Compensation and Human Resources Committee decisions are finalized
Peer Group Selection and Market Data
The Compensation and Human Resources Committee uses comparative industry data to assist it in evaluating our executive compensation program. With the assistance of the independent compensation consultant, the Compensation and Human Resources Committee reviews elements of our executive compensation program against a group of peer companies that are similar in business operations, size, scope, and complexity through the use of public filings and survey data. Maximus may vary from the median in terms of pay mix and total compensation as we view market data as a reference rather than determinative.
For purposes of fiscal year 2022 compensation, the Compensation and Human Resources Committee reviewed compensation practices for the following comparable companies based on analysis provided by FW Cook.
Allscripts Healthcare Services	Leidos Holdings, Inc.
Booz Allen Hamilton Holding Corp.	Magellan Health, Inc(1)
CACI International	ManTech International(2)
Genpact Limited	Science Applications International Corp.
ICF International	Tetra Tech, Inc.
KBR Inc.
(1)	Acquired by Centene in January 2022.
(2)	Acquired by Carlyle in September 2022.
The Committee believes that this peer group was appropriate as it represented a comparable group of public companies with similar business models and of similar revenue and market capital.
As there is limited data on positions other than the CEO and CFO in the peer group data, the Compensation and Human Resources Committee also reviews data from national survey sources related to general industry, when it considers the market
42 Maximus

competitiveness of NEO compensation levels and/or market practices. The Compensation and Human Resources Committee does not review the specific companies included in these surveys and the data presented to the Compensation and Human Resources Committee is general and not specific to any particular subset of companies.
Fiscal Year 2022 Named Executive Officer Compensation
Fiscal Year 2022 Compensation Snapshot
The Company’s fiscal year 2022 executive compensation program can be summarized as follows:
Fiscal Year 2022 Total Direct Compensation Element
	Base Salary	Annual Cash Incentive	PSU	RSU
Who Receives	All NEOs
When Granted	Annually
Form of Delivery	Cash		Equity
Type of Performance	Short-term emphasis (fixed)	Short-term emphasis (variable at-risk)	Long-term emphasis (variable at-risk)
Performance Period	1 year	1 year	3 years (cliff-vest)	3 years (ratable annually)
How Payout Determined	Compensation and Human Resources Committee determination	Pre-established formula. Compensation and Human Resources Committee maintains +/- 25% pool modifier	Value of PSUs at vesting is tied to achieved performance results against pre-established metrics and our stock price performance	Stock price at each vesting date
Fiscal Year 2022 Performance Measures	Individual. Base salary adjustments to align key executives with the market and relative to their peers.	Net Operating Income; New Contract Awards; Strategic, non-financial objectives	Earnings per Share Growth; Relative TSR	Stock price
Base Salary
Our base salary philosophy is to provide market competitive fixed income to our executive officers in amounts that attract and retain individuals with a broad, proven track record of performance. In general, we offer base salaries at or around the median of market practice among the peer group of comparable companies. Individual salaries can be above or below the median based on individual skills, experience, performance, tenure, and scope of responsibility of the incumbent, as well as the difficulty of replacing an incumbent and importance of the position to our Company. Salaries may exceed market medians for those whose skills are superior to typical executives with similar responsibilities, for those who hold positions that are broader in scope than their peers or who are uniquely important to the Company.
Adjustments to base salary are made based on (i) competitive practices among our peer group, as well as broader industry practices, (ii) our Company’s financial or individual performance in the prior year and expectations for the coming year, and (iii) qualitative assessments of the nature of the position, as well as the contribution, performance, and experience of the executive officer. In fiscal year 2022, the Compensation and Human Resources Committee chose to adjust the base salaries for the NEOs as they did not receive an increase in the prior year, were falling below market, and had outstanding company performance in fiscal year 2021. Mr. Caswell and Mr. Francis both had larger increases in fiscal year 2022, but both were below the median base salary for our peer group at 83% and 96%, respectively. Along with being market competitive, the Compensation and Human Resources Committee considered the NEO’s strong performance in fiscal year 2021.
2023 Proxy Statement 43

	Fiscal Year 2021 Base Salary	Increase (%)	Fiscal Year 2022 Base Salary
Bruce L. Caswell	$750,000	13.3%	$850,000
David W. Mutryn(1)	N/A	N/A	$475,000
Teresa A. Weipert(1)	N/A	N/A	$575,000
Ilene R. Baylinson	$515,000	2.9%	$530,000
David R. Francis	$427,450	17.0%	$500,000
(1)	Mr. Mutryn and Ms. Weipert were not NEOs in fiscal year 2021.
Mr. Nadeau’s annual salary was $525,000 which was unchanged from fiscal year 2021.
Executive Bonus Plan
The Compensation and Human Resources Committee attempts to set targets for the EBP (our annual cash incentive plan) within the range of the market median. As a result, annual cash compensation (base salary plus annual cash incentive) targets also generally approximate the market median.
Our short-term incentive plan is governed by the following considerations:
•	Tying metrics and key indicators to our Company’s short-term strategic and financial objectives
•	Establishing performance goals that are reasonably achievable and viewed as fair, while at the same time, encouraging stretch performance
•	Identifying metrics that can be influenced by the executives participating in the plan
•	Basing annual incentive payouts earned on overall Company, as well as individual, performance
The Compensation and Human Resources Committee determined the fiscal year 2022 annual cash incentive awards for the NEOs using the following framework:

The target annual cash incentive opportunity as a percent of annual base salary for each of our NEOs in fiscal year 2022 was as follows:
	Fiscal Year 2021 Target Annual Incentive as Percent of Base Salary (%)	Year Over Year Percentage Change	Fiscal Year 2022 Target Annual Incentive as Percent of Base Salary (%)
Bruce L. Caswell	150%	0%	150%
David W. Mutryn(1)	N/A	N/A	65%
Teresa A. Weipert(1)	N/A	N/A	65%
Ilene R. Baylinson	60%	5%	65%
David R. Francis	60%	5%	65%
(1)	Mr. Mutryn and Ms. Weipert were not NEOs in fiscal year 2021.
Mr. Nadeau retired as of November 30, 2022 and was not eligible for the Executive Bonus Program in fiscal year 2022.
Our annual performance metrics are established with due consideration for the cyclical nature of our business and evolving government programs. This helps avoid inadvertently discouraging management from pursuing opportunities that involve start-up investments or losses that could deliver long-term financial benefits to our Company but might adversely affect near-term financial
44 Maximus

results and potential rewards. The Company sets metric targets by building a model that aligns with the Company’s internal business plan. The metrics are designed with rigor and their achievement is not guaranteed. All performance metrics are adjusted to eliminate the effects of currency fluctuations from budget, mergers and acquisitions aside from the Navient acquisition which was included in our metric targets, and our discontinued operations and legal settlements or recoveries. For our non-financial metrics, we use both historical internal data and external benchmark data to set goals.
The participants in our Executive Bonus Plan, as recommended by the CEO and determined by the Compensation and Human Resources Committee, include our NEOs and approximately 25 other key executives. The metrics used in the EBP were Net Operating Income, New Contract Awards, Diversity, Equity, and Inclusion, and Employee Engagement. We chose the metrics for the following reasons:
•	Net Operating Income: illustrates both our financial and operational success through our financials and is our most heavily weighted metric.
•
New Contract Awards: this metric demonstrates new customer growth and is indicative of future success and growth for the organization. New Contract Awards target reflected an anticipated sunset in new work awards related to COVID-19 pandemic, from fiscal year 2021.

•
Diversity and Engagement: shows the organization’s commitment to improving both diversity and employee engagement. These two goals were chosen as the fiscal year 2022 strategic, non-financial goals and are essential to demonstrating that Maximus is committed to maintaining and improving a strong relationship with its entire workforce. Our diversity target was tied to specific improvements highlighted by our US DE&I strategy and our engagement target was tied to our Global employee net promoter score as ascertained through our global employee engagement survey and more frequent quarterly survey pulse checks. The Diversity target is set using external census data to align with the external demographics to better represent the communities in which we operate. At the start of fiscal year 2021, specifically in the wake of the great resignation, the targets remained challenging and their achievement was not guaranteed. Management level incentives help ensure that Maximus’ leadership recognizes and focuses on all stakeholders and that the diversity and engagement of Maximus employees remain an important focus of the organization. In support of these goals, we have launched unconscious bias training, supported our diverse staff in targeted professional development, enhanced our global mental health resources, increased our 401(k) match, reduced medical deductibles, launched and funded an employee assistance fund for employees experiencing hardships. While we achieved above the outperform levels for both our Diversity and Engagement metrics in fiscal year 2022, the Committee elected to cap payout at 220% using negative discretion on these two metrics.

For fiscal year 2022, the goals for the original metrics used to fund the bonus were as follows:
Metric	Weight	2021 Actual	2022 Target	2022 Actual
Net Operating Income	65%	$376M	$409M	$311M
New Contract Awards	20%	$3.54B	$2.10B	$2.05B
Diversity	7.5%	100% of Diversity Target	100% of Diversity Target	133% of Diversity Target
Engagement	7.5%	29% Increase	40% Increase	280% Increase
In aggregate, payout opportunities for achieving threshold, target, and outperform levels of achievement are 40%, 100%, and 220%. Each of the metrics in the EBP are subject to interpolation between points, and extrapolation for performance delivered in excess of the outperform goal. The target performance goal, actual achievement, and resulting component payout achievement for each metric, are set forth below:
	Threshold	Target	Outperform	Actual	Payout Achievement %	Component Payout %
Net Operating Income ($ millions)	$348M	$409M	$470M	$311M	0%	0%
New Contract Awards ($ billions)	$1.58B	$2.10B	$2.63B	$2.05B	93.8%	18.8%
Diversity	75% of Diversity Target	100% of Diversity Target	125% of Diversity Target	133% of Diversity Target	220%	16.5%
Engagement	20% Increase	40% Increase	60% Increase	280% Increase	220%	16.5%
Weighted Average Payout for Goals: 51.8%
Payout After Pool Modification is Applied: 72.0%
2023 Proxy Statement 45

Determination of Fiscal Year 2022 Annual Cash Incentive Awards
The Compensation and Human Resources Committee made the decision to modify the overall EBP pool funding from the earned funding of 51.8% to 72%, subject to individual performance achievement, for fiscal year 2022. The Committee increased the pool funding recognizing that the shortfall on Net Operating Income was due largely to the National Public Health Emergency being extended beyond the date forecasted in our target goals. The Committee determined that the NOI component of the plan would have exceeded the threshold level of performance if the PHE was not extended.
	Target Annual Cash Incentive Opportunity	Annual Cash Incentive Paid	% of Target
Bruce L. Caswell	$1,275,000	$765,000	60%
David W. Mutryn	$308,750	$222,300	72%
Teresa A. Weipert	$373,750	$355,063	95%
Ilene R. Baylinson	$344,500	$155,025	45%
David R. Francis	$325,000	$234,000	72%
Mr. Nadeau’s departure in November made him ineligible for a bonus.
Individual Performance
Individual goals and performance were used to differentiate bonus payouts above or below the 72% overall funding. The Compensation and Human Resources Committee considered the impact each NEO had on the organization’s overall goals and their individual business lines when determining the NEOs payouts.
Bruce L. Caswell
Finished the year with $4.63 billion in revenue beat fiscal year 2022 budget by 3%. New Work Awards of $2.05 billion narrowly missed fiscal year 2022 target of $2.1 billion. Total Signed Awards of $10.5 billion for fiscal year 2022 represents Company record. Net Operating Income was lower than the threshold due to the impact of the extension of the Public Health Emergency.

David Mutryn	Increased communication with investors, managed the execution of a receivables purchase program, successful sale of the Reston building, opportunistic share buybacks and debt reduction.
Teresa A. Weipert	Recent acquisitions of Attain and VES are performing above expectations; won the CCO rebid.
Ilene R. Baylinson
Expanded Clinical Services footprint into 19 states across the country, significantly growing capabilities, and the scope of the clinical market to over $10 billion in TCV new opportunities. The U.S. Services segment missed their Operating Income threshold for fiscal year 2022.

David R. Francis	Helped negotiate a settlement with a major contract, concluded negotiations of claims regarding recent acquisitions.
Long-Term Incentive Program
Long-term incentive (“LTI”) opportunities are generally established so that, when combined with salary and target annual bonus, target total direct compensation (“TDC”) falls at the approximate median of market levels. Realized LTI and TDC will then vary from the median based on actual financial and stock price performance.
Our LTI Program is forward-looking, so executives are issued consistent target awards annually. However, at times, they can also consider Company and individual performance during the prior fiscal year, as well as retention objectives for each executive. We manage our plans carefully to avoid excessive levels of shareholder value transfer in relation to peer companies. Additionally, we believe that the aggregate LTI cost must be reasonable in comparison to our peer companies, and the cost implications of such plans must be supported by our Company’s annual and longer-term operating plans.
Each NEO has an annual long-term equity incentive target grant denoted in terms of a dollar value, which was allocated between PSUs and RSUs. Details on the types of equity awards granted are provided in the table below. Mr. Nadeau received the entirety of his equity award made during fiscal year 2022 in RSUs as he had made known his intention to retire once the Company had hired a suitable replacement.
46 Maximus

Equity Award	Weighting	Rationale and Key Features
PSUs	60% CEO / 50% NEOs	•	Incentivize our executive officers to achieve specific measurable financial performance and stockholder return over a three-year performance cycle.
		•	The PSUs are split evenly, on a value basis, between PSUs that are based on 3-year relative TSR performance (“TSR PSUs”) and PSUs that are based on annual adjusted EPS growth (“EPS PSUs”).
		•	Earned shares vest and are issued at the end of the 3-year performance cycle and payouts can range from 0%-150% for the TSR PSUs and 0%-200% for the EPS PSUs.
RSUs	40% CEO / 50% NEOs	•	Align pay and company performance as reflected in our stock price.
		•	Encourage retention of our executive officers' services and promote ownership by our executives in company stock.
		•	RSUs vest in one-third installments at the end of each of the first three years following grant.
PSU Performance Metrics
The performance measures and weightings for the fiscal year 2022 PSU awards are as follows:
Performance Measures	Weighting	Description
Relative TSR	50%	•	The TSR PSUs may be earned based on the Company’s TSR relative to the S&P 400, measured over a three-year performance period.
		•
TSR PSUs require performance to be at the 50th percentile relative to the S&P 400 comparator group for target vesting, and minimum performance to be at the 25th percentile relative to the comparator group for any vesting to occur. The maximum payout of 150% of target requires TSR performance to be at the 75th percentile or greater relative to the comparator group.

		•
If the Company’s TSR is negative at the end of the three-year performance period, the TSR PSU awards will be capped at the target payout level even if the Company outperforms the S&P 400 comparator group.

Adjusted EPS Growth	50%	•
The EPS PSUs are separated into three tranches and may be earned based on fiscal year 2022, 2023, and 2024 performance, and then cliff vest at the end of a three-year vesting period to further align compensation outcomes with the long-term interests of the Company’s stockholders.

		•
The initial target annual adjusted EPS growth is measured at a forecasted target with +5% being a maximum payout and -5% being zero payout. After the first year, target is set at a 5% increase over the prior year’s actual adjusted EPS. Each tranche will be earned based on the extent to which the Company achieves the applicable level of adjusted EPS growth over the immediately preceding fiscal year’s adjusted EPS result (i.e., each fiscal year’s actual result forms the baseline for the immediately following fiscal year’s performance measurement adjusted for the effects of changes in tax rate and weighted shares outstanding. The effects of acquisitions and other adjustments are applied to each respective period.). For threshold payout, the adjusted EPS growth must be at least 2% and maximum payout requires an increase of 10% or more.

		•
“Annual EPS Growth” is defined as year over year growth of the Company’s Adjusted EPS. “Adjusted EPS” is defined as the Company’s fully diluted EPS, as adjusted for the positive or negative effect of: goodwill and intangible asset impairments; any changes in the effective income tax rate (FY22 Adjusted EPS uses an effective income tax rate of 25.5%); changes in weighted average shares outstanding; contributions to the Maximus Foundation or other tax-exempt organizations; merger, acquisition and divestiture expenses; the portion of gains or losses on disposals of assets in excess of $1 million (for the avoidance of doubt, the first $1 million is not adjusted); changes in accounting standards; the portion of legal settlements or recoveries in excess of $3 million (for the avoidance of doubt, the first $3 million is not adjusted); the portion of gains or losses from discontinued businesses in excess of $1 million (for the avoidance of doubt, the first $1 million is not adjusted); and the portion of acquisitions that have an accretive or dilutive impact in the year the acquisition occurs or in the following year in excess of $0.05 per share to either year (for the avoidance of doubt, the first $0.05 per share is not adjusted. In addition, there is no adjustment for fiscal year 2021 acquisitions nor the acquisition of Navient’s student loan processing contract because they are factored into the FY22 Adjusted EPS targets).

2023 Proxy Statement 47

Fiscal Year 2022 NEO Awards
During fiscal year 2022, the Compensation and Human Resources Committee approved the grant of the following annual PSUs and RSUs.
	PSU		RSU
	Award (#)	Target Value ($)(1)	Award (#)	Target Value ($)(1)
Bruce L. Caswell	33,948	2,759,972	22,632	1,839,982
David W. Mutryn	4,612	374,956	4,613	375,037
Teresa A. Weipert	5,536	450,077	5,535	449,996
Ilene R. Baylinson	5,536	450,077	5,535	449,996
David R. Francis	4,612	374,956	4,613	375,037
Richard J. Nadeau	--	--	12,300	999,990
(1)	Target Value is based on the fair market value of the stock price, $81.30, as of the grant date.
Mr. Nadeau’s fiscal year 2022 LTI value was significantly reduced from his fiscal year 2021 value. The Compensation and Human Resources Committee determined that RSUs were the most appropriate incentive given his limited ability to drive long-term results during and after his consulting period. In addition, the continued vesting of all Mr. Nadeau’s LTI awards is subject to compliance with robust post-termination covenants, including a non-competition restriction that extends for two years beyond the last vesting date.
Vesting Achievement Under the Second Tranche of the Fiscal 2021-2023 PSU Award Cycle
The target adjusted EPS for fiscal year 2022 was $4.81 and the actual adjusted EPS for fiscal year 2022 was $2.90.
The following table shows the performance of the second tranche of the Fiscal 2021-2023 EPS PSUs and the degree of attainment of the goals and resulting outcome. In the normal course, the earned PSUs will be subject to time-based vesting until September 30, 2023.
	Annual EPS Growth Performance Range
	Threshold	Target	Stretch	Maximum	Fiscal 2022 Actual	Earned PSUs (as % of Target)
Earned PSUs as a % of Target	50%	100%	150%	200%	-40.3%	0%
Fiscal 2022 Adjusted EPS Growth	2%	5%	7.5%	10% or more
To the extent that actual EPS growth falls between any two of the values indicated in the table above, the number of earned EPS PSUs will be determined by the Committee based on an interpolation between the applicable values.
48 Maximus

The target number of EPS PSUs and actual number of earned EPS PSUs for the fiscal year 2021 performance period is summarized in the table below:
	Target Number of PSUs in Each Vesting Tranche	Earned PSUs During Each Year of the Three-Year Performance Period(1)
		First Tranche (200%)	Second Tranche (0%)	Third Tranche
Bruce L. Caswell	5,301	10,602	0	Fiscal 2023 Performance Period Has Not Commenced
David W. Mutryn(2)	N/A	N/A	N/A
Teresa A. Weipert(2)	N/A	N/A	N/A
Ilene R. Baylinson	1,152	2,304	0
David R. Francis	864	1,728	0
Richard J. Nadeau	1,872	3,744	0
(1)	EPS PSUs are eligible for dividend equivalents, which are subject to the same vesting conditions as the associated equity awards, during the vesting period.
(2)	Mr. Mutryn and Ms. Weipert were not NEOs in fiscal year 2021.
Vesting Achievement Under the First Tranche of the Fiscal 2022-2024 PSU Award Cycle
The target adjusted EPS for fiscal year 2022 was $4.53 and the actual adjusted EPS for fiscal year 2022 was $3.18.
The following table shows the performance of the first tranche of the Fiscal 2022-2024 EPS PSUs and the degree of attainment of the goals and resulting outcome. In the normal course, the earned PSUs will be subject to time-based vesting until September 30, 2024.
	Annual EPS Growth Performance Range
	Threshold	Target	Stretch	Maximum	Fiscal 2022 Actual	Earned PSUs (as % of Target)
Earned PSUs as a % of Target	50%	100%	150%	200%	-26.1%	0%
Fiscal 2022 Adjusted EPS Target	$4.30	$4.53	$4.64	$4.75
	Target Number of PSUs in Each Vesting Tranche	Earned PSUs During Each Year of the Three-Year Performance Period(1)
		First Tranche (0%)	Second Tranche	Third Tranche
Bruce L. Caswell	5,658	0	Fiscal 2023 Performance Period Has Not Commenced	Fiscal 2024 Performance Period Has Not Commenced
David W. Mutryn	769	0
Teresa A. Weipert	923	0
Ilene R. Baylinson	923	0
David R. Francis	769	0
(1)	EPS PSUs are eligible for dividend equivalents, which are subject to the same vesting conditions as the associated equity awards, during the vesting period.
2023 Proxy Statement 49

Other Compensation and Governance Matters
Retirement and Deferred Compensation Plans
We provide additional compensation to our executive officers through various plans which are also available to some or all of our employees. Those plans include our 401(k) plan and our deferred compensation plan. We maintain the 401(k) plan for our employees, including our executives, because we wish to encourage employees to save some percentage of their cash compensation for their eventual retirement. The 401(k) plan permits employees to make such savings in a manner that is tax efficient. Maximus also maintains a non-tax-qualified deferred compensation plan that allows participants to save for the future on a tax-deferred basis. The plan is generally available to highly-compensated employees who desire to save more than permitted under the 401(k) plan. See the Supplemental Discussion of the Deferred Compensation Plan.
Perquisites and Other Benefits
To promote our executives’ health and well-being, Maximus offers an annual healthcare screening for eligible executives. The Company also offers the opportunity for eligible executives’ access to paid financial planning services. In fiscal year 2022, we enhanced our disability benefit. While we still maintain a 60% of salary maximum, we increased the allowable dollar maximum for Executives up to $3,000 per week for short-term disability and up to $25,000 per month for long-term disability.
Executive Stock Ownership
Maximus has adopted executive stock ownership guidelines to encourage the retention of our common shares and share equivalents delivered to executives through the compensation program. Retention of equity is critical to our Company’s ability to create commonality of interest between management and shareholders by tying the value of compensation already paid to future changes in shareholder value. Accumulation of equity therefore encourages a partnership-like environment where executives behave like owners rather than employees. The CEO must hold six times his base salary in fully owned shares, including vested stock awards that were elected to be deferred, and unvested RSUs, while all other NEOs must hold two times their base salary. As of September 30, 2022, all NEOs had met their shareholding requirements except Ms. Weipert who still has three years to meet the requirement.
Anti-Hedging and Anti-Pledging Policies
The Company’s Insider Trading Policy prohibits directors, officers, and employees from selling short or purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of Maximus securities, including the trading of those securities on margin. It also prohibits those parties from pledging Maximus securities (including incurring margin debt against those shares).
Compensation Recovery (“Clawback”) Policy
Under the Company's Compensation Recovery Policy, the Board of Directors may, consistent with applicable law, cancel or require reimbursement of any incentive compensation (which includes bonuses, other short-term and long-term non-equity incentive compensation and equity-based incentive compensation) received by an executive officer, if and to the extent that (i) the amount of the bonus or other incentive compensation was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement, (ii) if the Board determines that Incentive Compensation was based on performance achievement that was calculated by the Company in a materially inaccurate manner, and (iii) the individual engaged in egregious conduct that is substantially detrimental to the Company (whether financially, reputationally or otherwise). In such cases, the Company may recover from the executive officer the amount by which the actual incentive payment or equity award for the relevant period exceeded the amount that the executive officer would have received based on the restated results, except in the case of egregious conduct where the board shall determine the amount of Incentive Compensation to recoup based on the following factors:
•
the amount of Incentive Compensation received by the Covered Executive that exceeds the amount of Incentive Compensation that otherwise would have been received or granted had the Covered Executive’s egregious conduct substantially detrimental to the Company been known

50 Maximus

•	the relative fault or degree of involvement by the Covered Executive
•
the relative impact of the Covered Executive’s conduct on the Company and the magnitude of any restatement, loss or variance from budget or plan; and/or any other facts and circumstances determined relevant by the Board, in its sole discretion

The Compensation Recovery Policy is posted on the Company's website under “Investor Relations - Corporate Governance.”
The Company will update its Compensation Recovery Policy to comply with the new compensation recovery requirements of the SEC and the NYSE within 60 days following the date on which the applicable NYSE rules become effective. Those rules would require the Company, in the event of an accounting restatement, to recover from current and former executives any incentive-based compensation, for the three years preceding the date the Company concludes an accounting restatement is required, that would not have been paid under the restated financial statements
Severance Payments
The Company has severance guidelines for executive officers that apply in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The purpose of the guidelines is to have uniform standards that minimize the need for separately-negotiated arrangements and to provide for reasonable consideration in the event of an executive’s termination in exchange for a release of all claims against the Company.
The Company also maintains an income continuity program for executive officers that provides for severance payments and certain other benefits in the event of a change in control of the Company. The objective of that plan is to assure the Company that it will have the continued services and support of the executives notwithstanding the possibility, threat, or occurrence of a change in control. The income continuity program uses a “double trigger” such that cash-based payments to a participant under the plan are based on both a change in control of the Company as well as a qualifying termination of the participant’s employment. See Potential Payments upon Change in Control Involving Employment Termination below.
Risk Assessment of Compensation Programs
The Compensation and Human Resources Committee has reviewed with FW Cook the compensation and benefit programs for the Company’s executive officers and the potential effects of those programs on individual and group behavior and on the risk profile of the Company. The Compensation and Human Resources Committee has determined that those programs do not create incentives with respect to individual or group behavior that are likely to have a material adverse effect upon the Company’s risk profile or approach to risk management.
Additionally, the Company’s non-executive officer and management compensation policies and practices do not excessively incentivize or create a need for inappropriate risk-taking by its employees and therefore, it is not reasonably likely that current compensation policies and practices would have a material adverse effect on the Company.
Tax Considerations
Section 162(m) of the Code limits the deductibility of compensation paid to certain “covered employees” in excess of $1 million per year. Prior to the enactment of the Tax Cuts and Jobs Act passed by Congress in December 2017, there was an exception to this deduction limitation for compensation that qualified as “performance-based compensation.” The Tax Cuts and Jobs Act significantly changed Section 162(m) by, among other things, repealing the performance-based compensation exemption, and reducing the federal corporate income tax rate. As a result, compensation paid to certain current and former executive officers in excess of $1 million a year generally would not be deductible unless such compensation qualifies for certain transition relief.
The Compensation and Human Resources Committee takes into consideration the potential deductibility of the compensation as one of the factors to be considered when establishing our executive compensation program. However, the Compensation and Human Resources Committee believes its primary responsibility is to provide a compensation program that attracts, retains, and rewards our executive officers critical to our success. Following the Tax Cuts and Jobs Act, the Compensation and Human Resources Committee may continue to consider tax deductibility as a factor in determining executive compensation but may not structure its compensation arrangements around tax deductibility. The Committee will continue to monitor the effect of tax reform on our executive compensation program.
2023 Proxy Statement 51

Annual Compensation of Executive Officers
Summary Compensation Table
In the tables and discussion below, we summarize the compensation earned during fiscal years 2020, 2021 and 2022 by our Chief Executive Officer, our Chief Financial Officer, and our other most highly compensated executive officers, collectively referred to as the “named executive officers.
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Bruce L. Caswell Chief Executive Officer and President	2022	823,077	0	4,682,108	765,000	16,200	6,286,385
	2021	754,247	0	4,665,684	2,475,000	11,075	7,906,006
	2020	743,269	0	4,400,037	992,500	8,525	6,144,331
David W. Mutryn(4) Chief Financial Officer	2022	443,269	0	761,154	222,300	16,200	1,442,923
Teresa A. Weipert(4) GM US Federal Services	2022	557,981	0	913,469	355,063	12,200	1,838,713
Ilene R. Baylinson GM U.S. Services	2022	525,962	0	913,469	155,025	12,450	1,606,906
	2021	518,989	0	1,014,252	575,000	7,350	2,115,591
	2020	510,962	0	1,200,003	278,100	7,125	1,996,190
David R. Francis General Counsel	2022	480,467	0	761,154	234,000	25,668	1,501,289
	2021	429,643	0	760,708	600,000	11,303	1,801,654
	2020	424,098	0	850,034	230,823	7,125	1,512,080
Richard J. Nadeau Former Chief Financial Officer	2022	105,879	0	999,990	0	128,564	1,234,433
	2021	529,496	0	1,648,153	875,000	9,650	3,062,299
	2020	518,269	0	2,000,031	354,375	7,125	2,879,800
(1)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of PSU and RSU awards granted during the applicable year. For each of the RSU and EPS PSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if the awards were vested and issued on the grant date. For each of the TSR PSU awards are calculated using a Monte Carlo simulation technique to return the fair value of the awards of $76.44 for awards granted in fiscal year 2021 and $86.14 for awards granted in fiscal year 2022. The amounts shown disregard estimated forfeitures. There can be no assurance that these grant date fair values will ever be realized by the named executive officers.

(2)	The amounts in this column reflect annual cash incentive awards earned by our named executive officers.
(3)
The amounts in this column reflect the Company match for 401(k) of $12,200 and $250 wellness incentive for all of the NEOS with the exception of Mr. Nadeau or Ms. Weipert, Deferred Compensation Plan match of $1,450 for Mr. Caswell and Mr. Mutryn, $2,300 for annual physicals for Mr. Caswell and Mr. Mutryn, $13,218 Mr. Francis for financial planning services, and $18,564 for COBRA services for Mr. Nadeau. Mr. Nadeau also billed $110,000 in consulting services per his consultant agreement filed in a Form 8-K.

(4)	Mr. Mutryn and Ms. Weipert were first designated as executive officers in fiscal year 2022.
52 Maximus

Supplemental Discussion of Compensation
As described below, we have entered into an employment agreements with Mr. Caswell. We have not entered into employment agreements with any of the other named executive officers, apart from Mr. Nadeau’s post separation consulting agreement filed in a Form 8-K on July 23, 2021. All compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section.
Employment Agreement with Mr. Caswell
The Company and Mr. Caswell entered into a new employment agreement effective April 1, 2018, the date on which Mr. Caswell became Chief Executive Officer. The initial term of Mr. Caswell’s employment agreement was three years and automatically renews for successive one-year terms unless either party gives no less than three months’ prior notice of non-renewal. For fiscal year 2022, Mr. Caswell's annual base salary was $850,000 and he was eligible to receive a cash bonus under our EBP, with a targeted bonus of 150% of his base salary. For fiscal year 2022, his targeted equity award level was $4,600,000, and awards will continue to vest over their scheduled terms unless he is terminated for cause or resigns without good reason. If Mr. Caswell’s employment is terminated without cause, if Mr. Caswell terminates his employment for good reason, or if the Company elects not to renew the agreement, Mr. Caswell is entitled to receive a lump-sum severance payment equal to the greater of his base salary for the remainder of the initial term (or renewal term), or two times the sum of (a) his base salary, plus (b) the lesser of his target bonus or the actual bonus paid to him in the year prior to the termination. In addition, Mr. Caswell will receive continued vesting of his equity awards in accordance with their terms and continuation of health and welfare benefits coverage for the greater of 12 months or the remainder of the term. If his employment terminates in connection with a change in control of the Company, Mr. Caswell will be entitled to benefits under the Company’s Income Continuity Program in lieu of the severance under his employment agreement. Mr. Caswell is subject to confidentiality provisions and non-competition restrictions under the new agreement that will last until one year after the termination of his employment.
CEO Pay Ratio
In accordance with Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are using the same “median employee” identified in the 2022 CEO Pay Ratio calculation, as we believe that there has been no change in our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure for fiscal year 2022. The ratio of the annual total compensation of Mr. Caswell to the median of the annual total compensation of our median employee was computed to be 161 to 1 for fiscal year 2022, based on the methodology described below.
We then identified the earned elements of this employee’s total compensation for 2022 in accordance with the requirements of Item 402(u) of Regulation S-K resulting in annual total compensation for our median employee of $39,019. The ratio of the annual total compensation of Mr. Caswell as reported in the “Total” column of our 2022 Summary Compensation Table to the compensation of the median emloyee was then computed. We believe this is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies, estimates and assumptions and, as result, the pay ratio reported by other companies may not be comparable to our pay ratio.
2023 Proxy Statement 53

Grants of Plan-Based Awards Table
The following table contains information concerning potential payouts under the EBP as well as actual grants of equity awards to each of the NEOs during the fiscal year ended September 30, 2022.
Grants of Plan Based Awards in Fiscal Year 2022
	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Equity Awards ($)(8)
Name			Threshold ($)(2)	Target ($)(3)	Outperform ($)(4)	Threshold (#)(5)	Target (#)	Maximum (#)(6)
Bruce L. Caswell		Cash	510,000	1,275,000	2,805,000
	11/23/2021	RSU							22,632	1,839,982
	11/23/2021	EPS				8,487	16,974	33,948		1,379,986
	11/23/2021	TSR				8,487	16,974	25,461		1,462,140
David W. Mutryn		Cash	123,500	308,750	679,250
	11/23/2021	RSU							4,613	375,037
	11/23/2021	EPS				1,153	2,306	4,612		187,478
	11/23/2021	TSR				1,153	2,306	3,459		198,639
Teresa A. Weipert		Cash	149,500	373,750	822,250
	11/23/2021	RSU							5,535	449,996
	11/23/2021	EPS				1,384	2,768	5,536		225,038
	11/23/2021	TSR				1,384	2,768	4,152		238,436
Ilene R. Baylinson		Cash	137,800	344,500	757,900
	11/23/2021	RSU							5,535	449,996
	11/23/2021	EPS				1,384	2,768	5,536		225,038
	11/23/2021	TSR				1,384	2,768	4,152		238,436
David R. Francis		Cash	130,000	325,000	715,000
	11/23/2021	RSU							4,613	375,037
	11/23/2021	EPS				1,153	2,306	4,612		187,478
	11/23/2021	TSR				1,153	2,306	3,459		198,639
Richard J. Nadeau		Cash	N/A	N/A	N/A
	11/23/2021	RSU							12,300	999,990
	11/23/2021	EPS								0
	11/23/2021	TSR								0
(1)
These amounts reflect the potential range of payouts for threshold to outperform performance levels (there is no maximum amount that may be paid) under the 2022 EBP. Actual amounts paid for fiscal year 2022 performance are set forth in the Summary Compensation Table.

(2)	Threshold has been established at 40% of the executive’s target bonus; however, that amount does not constitute a lower limit and may be exceeded depending on Company and individual performance.
(3)	Each executive’s target bonus is set as a percent of base pay as follows: Mr. Caswell 150%, Mr. Mutryn 65%, Ms. Weipert 65%, Ms. Baylinson 65%, and Mr. Francis 65%.
(4)	Outperform has been established at 220% of the executive’s target bonus; however, that amount does not constitute an upper limit and may be exceeded depending on Company and individual performance.
(5)	Threshold has been established at 50% of target number of shares for EPS PSUs and TSR PSUs.
(6)	Maximum has been established at 200% or the target number of shares for EPS PSUs and 150% for the target number of TSR PSUs.
(7)
The amounts in this column reflect the aggregate grant date fair values, computed in accordance with FASB ASC Topic 718, of equity awards made during the applicable fiscal year under our 2021 Omnibus Incentive Plan. For each of the RSU and EPS PSU awards, the grant date fair value is calculated using the closing price of our common stock on the grant date as if these awards were vested and issued on the grant date. For TSR PSUs awards, the grant date fair value is calculated using a Monte Carlo simulation. The amounts shown disregard estimated forfeitures.

54 Maximus

Supplemental Discussion of Awards
Dividends are accrued on unvested RSUs and PSUs in the form of additional RSUs and PSUs. Those additional RSUs and PSUs vest over the same period and within the same parameters as the underlying awards on which they are paid. Once the RSUs and PSUs vest, they become shares of stock and are entitled to cash dividends and possess all other features of the Company’s common stock. RSU awards vest in equal installments over three years and PSU awards vest after three years as long and upon certification of performance by the Compensation and Human Resources Committee.
Outstanding Equity Awards at Fiscal Year-End Table
In the table below, we list information on the holdings of unvested stock awards as of September 30, 2022, for each of the NEOs.
Outstanding Equity Awards at Fiscal Year-End 2022
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Bruce L. Caswell	12,624(2)	730,551
	23,630(3)	1,367,468
	43,519(4)	2,518,445
	43,921(5)	2,541,708
David W. Mutryn	473(2)	27,373
	1,248(3)	72,222
	7,558(6)	437,381
	7,005(5)	405,379
Teresa A. Weipert	1,147(7)	66,377
	8,406(5)	486,455
Ilene R. Baylinson	4,576(2)	264,813
	6,444(3)	372,914
	9,459(4)	547,392
	8,406(5)	486,455
David R. Francis	2,682(2)	155,207
	4,564(3)	264,119
	7,095(4)	410,588
	7,005(5)	405,379
Richard J. Nadeau(8)	6,312(2)	365,275
	10,740(3)	621,524
	17,294(4)	1,000,804
	8,302(5)	480,437
(1)	The market value of the RSUs and PSUs is based on the $57.87 closing price of a share of our common stock as of September 30, 2022, the last trading day of our fiscal year as reported on the NYSE.
(2)	RSUs will vest on September 30, 2023, the fifth year after the year of grant.
(3)	One-half of these RSUs will vest on each of September 30, 2023 and September 30, 2024, the fourth and fifth years, respectively, after the year of grant.
(4)	RSUs will vest on September 30, 2023, the third year after the year of grant. The PSUs will vest on September 30, 2023, according to the performance criteria.
(5)
One-half of the RSUs will vest on each of September 30, 2023, and September 30, 2024, the second, and third years, respectively, after the year of grant. The PSUs will vest on September 30, 2024, according to the performance criteria.

(6)
One-half of the RSUs will vest on each of September 30, 2023, and September 30, 2024, the third, and fourth years, respectively, after the year of grant. The PSUs will vest on September 30, 2024, according to the performance criteria.

(7)	RSUs will vest on September 30, 2023, the third year of the grant.
(8)
Mr. Nadeau’s awards will continue to vest in accordance with their pre-existing terms, notwithstanding the termination of Mr. Nadeau’s employment, and in accordance with the Maximus policy pertaining to treatment of equity per the retirement program for key executives.

2023 Proxy Statement 55

Stock Vested Table
In the table below, we list information on the vesting of stock awards during the year ended September 30, 2022, for each of the named executive officers.
Stock Vested in Fiscal Year 2022
	Stock Awards Vested
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting ($)(1)
Bruce L. Caswell	51,169	$2,961,150
David W. Mutryn	6,795	$393,227
Teresa A. Weipert	3,018	$174,652
Ilene R. Baylinson	15,377	$889,867
David R. Francis	10,759	$622,623
Richard J. Nadeau	24,276	$1,404,852
(1)	The value realized on vesting is calculated as the number of shares acquired on vesting multiplied by the market value of the underlying shares on the vesting date.
(2)
Pursuant to the 2021 Omnibus Incentive Plan, Mr. Nadeau elected to defer settlement of 6,313 RSUs that vested on September 30, 2022. Those shares will be distributed in ratable annual installments beginning October 1, 2027. The shares underlying such RSUs and the value realized on vesting are reflected in this table.

Nonqualified Deferred Compensation Table
In the table below, we show the changes in the balance of the named executive officers’ nonqualified deferred compensation plans during the year ended September 30, 2022.
Nonqualified Deferred Compensation Fiscal Year 2022
Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Bruce L. Caswell	701,058	1,450	(1,638,836)	—	4,936,782
David W. Mutryn	961.53	1,450	394	(9,706)	1,451
Teresa A. Weipert	—	—	—	—	—
Ilene R. Baylinson	—	—	—	—	—
David R. Francis	—	—	—	—	—
Richard J. Nadeau	365,333(2)	—	—	(578,747)(3)	3,776,062(4)
(1)
For Mr. Caswell and Mr. Mutryn, the deferrals were made under the Deferred Compensation Plan. For Mr. Nadeau, the deferral was made under the 2017 Equity Incentive Plan (superseded by the 2021 Omnibus Incentive Plan).

(2)
Amount reflects the value of RSUs granted under the 2021 Omnibus Incentive Plan (and described in footnote 2 to the Stock Vested in Fiscal Year 2022 Table above), that vested in 2022 which Mr. Nadeau elected to defer. The value was determined based on the number of RSUs vested and deferred multiplied by the market value of the underlying shares on the vesting date.

(3)
Amount reflects the aggregate value of previously-deferred RSUs distributed on September 30th, 2022 based on the $57.87 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2022.

(4)
Amount reflects the aggregate value of the vested and deferred RSUs based on the $57.87 closing price of a share of our common stock on the last business day of our fiscal year ended September 30, 2022.

Supplemental Discussion of Deferred Compensation Plan
The Maximus Deferred Compensation Plan is a non-tax-qualified, deferred compensation plan offered by the Company to certain highly-compensated employees including the named executive officers. A participant may elect to defer receipt of up to 80% of salary, 100% of bonus payments, and any refunds of excess 401(k) Plan contributions. Participants may also defer receipt of all or a portion of their equity awards under the 2021 Omnibus Incentive Plan. Participants choose from investment alternatives which are used to measure the gains or losses that will be attributed to the participant’s deferral account over time. Equity awards are maintained as stock units and distributed only in the form of shares of the Company’s stock. The plan
56 Maximus

includes a discretionary 50% match by the Company on the first 1% of employee salary deferrals. As required by IRS regulations, deferral elections are made in a year prior to the year in which the compensation is earned. Elections for the distribution of deferrals may be made during employment as an in-service withdrawal, in a lump sum or installments upon termination of employment, or as a lump sum payment in the event of a change in control of the Company. Distribution elections may be changed in accordance with IRS rules. The Company partially funds the plan through variable universal life insurance. Participants in the plan are general creditors of the Company for payment of their deferral accounts. The plan has been amended to comply with Section 409A of the Code.
Separation Arrangement for Mr. Nadeau
Maximus previously disclosed the planned retirement of its Chief Financial Officer, Richard J. Nadeau, effective November 30, 2021. In anticipation of his retirement, on July 20, 2021, Maximus entered into a Separation, Confidentiality and Non-Competition Agreement (the “Nadeau Separation Agreement”) with Mr. Nadeau pursuant to which Maximus agreed (a) all restricted stock units and performance stock units previously awarded to Mr. Nadeau will continue to vest in accordance with their pre-existing terms notwithstanding the termination of Mr. Nadeau’s employment and in accordance with the Maximus policy pertaining to treatment of equity per the retirement program for key executives and (b) for so long as Mr. Nadeau is providing consulting services to Maximus under the Consulting Services Agreement (compensation of $11,000 per month), to pay the full amount of COBRA coverage for Mr. Nadeau and his spouse at the benefit level existing at November 30, 2021. Mr. Nadeau agreed to a release of all claims in favor of Maximus and its affiliates and is obligated to comply with certain confidentiality provisions and, until 24 months following the last vesting date of his outstanding equity awards, certain non-competition and non-solicitation provisions contained in the Nadeau Separation Agreement.
Mr. Nadeau is not included in the subsequent termination and retirement tables as his retirement occurred prior to the end of the fiscal year.
Retirement Program for Key Executives
In fiscal year 2019 the Compensation and Human Resources Committee adopted a program pertaining to the treatment of equity awards upon the retirement of certain key executives. The participants in the program are the NEOs and the Company's Segment General Managers. An individual must be at least 55 years of age with 10 or more years of service with the Company or at least 60 years of age with five or more years of service to qualify. Provided an individual gives sufficient notice and enters into an enhanced non-competition agreement that extends for two years beyond the last vesting date of any equity awards, the individual's equity awards will continue to vest over their stated terms.
The following table shows the total pre-tax value of equity awards that would be subject to continued vesting had the person elected to retire under the terms of this program effective September 30, 2022. The value shown would be the amount realized over the remaining vesting period of the equity awards based on the value of the Company's common stock as of September 30, 2022.
Name	Years of Service	Continued Vesting of Equity Awards over Their Stated Terms ($)
Bruce L. Caswell	17	$7,158,172
David W. Mutryn(1)	6	—
Teresa A. Weipert(1)	1	—
Ilene R. Baylinson	31	$1,671,575
David R. Francis	24	$1,235,293
(1)	Mr. Mutryn and Ms. Weipert were not eligible for the program as of September 30, 2022.
2023 Proxy Statement 57

Potential Payments upon Termination
The Compensation and Human Resources Committee has adopted severance guidelines that would apply to executive officers in the event of a lay off or termination of employment for reasons other than cause (and not in connection with a change in control of the Company). The guidelines provide for the following benefits in exchange for a release by the executive of all claims against the Company:
•	a severance amount equal to one time (two times in the case of the CEO) an executive’s base salary plus the lesser of his/her target bonus or previous year’s actual bonus
•	one year’s worth of executive-level outplacement services
•	benefits continuation for one year
•
unvested stock options and equity awards shall generally be forfeited; however, the Compensation and Human Resources Committee retains discretion to approve continued or accelerated vesting, with the expectation that such discretion shall be rarely exercised

•	executives with written agreements or offer letters that address severance shall be entitled to whatever higher level of compensation and benefits might be set forth in those documents
The cash payments and (where applicable) continued equity vesting for each of the named executive officers, if his or her employment had been terminated at the end of fiscal year 2022 for reasons other than cause (and not in connection with a change in control of the Company), are reflected in the table below. Each amount reflects the 2022 salary and the lower of the target bonus or previous year’s actual bonus and includes an estimated amount for continued employee benefits and outplacement services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)(2)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(3)	2,975,000	121,595	3,096,595	7,158,172	10,254,767
David W. Mutryn	783,750	78,821	862,571	—	862,571
Teresa A. Weipert	948,750	53,743	1,002,493	—	1,002,493
Ilene R. Baylinson	874,500	62,677	937,177	—	937,177
David R. Francis	825,000	84,316	909,316	—	909,316
(1)
The miscellaneous benefits amount includes an estimated $50,000 intended for outplacement services. It also includes 12 months’ worth of employee benefits (30 months in the case of Mr. Caswell pursuant to the terms of his employment agreement) which include medical, dental, life insurance, disability, and financial planning benefits made available to an executive (and his or her eligible dependents) prior to termination.

(2)	An executive may also be entitled to continued vesting of equity awards provided he or she has complied with the terms of the Retirement Program for Key Executives described above.
(3)
Mr. Caswell's entitlement to compensation upon termination of employment is governed by his Employment Agreement as described above in Supplemental Discussion of Compensation. His equity awards will continue to vest over their stated terms pursuant to that agreement.

Potential Payments upon Change in Control Involving Employment Termination
The Maximus Income Continuity Program provides each executive officer participant with compensation, benefits, and rights if the following events occur:
We terminate the participant’s employment without “cause,” or a participant resigns for “good reason,” within 36 months following a “change in control” (as each of those terms is defined in the program); or the participant’s employment is terminated one year prior to a change in control at the request of a party involved in such change in control, or otherwise in connection with or in anticipation of a change in control.
58 Maximus

This program is a “double-trigger” program meaning that there must be both a change in control and a termination of a participant’s employment for any benefits based on salary, bonus, or benefits to be payable under the program. (As described in the next section, RSUs for all employees awarded before 2021 would vest upon a change in control. Beginning in 2021, the double trigger applies to such equity awards. The compensation, benefits, and rights to which a participant would be entitled include the following items:
•
a lump sum cash payment equal to the sum of (i) any unpaid salary through the date of termination, (ii) any bonus earned but unpaid as of the date of termination for any previously completed year, (iii) reimbursement for any unreimbursed expenses incurred prior to the date of termination, and (iv) an amount equal to 200% (300% in the case of the Chief Executive Officer) of base salary and bonus (which is defined as the higher of the individual’s target bonus or the average of the actual bonuses paid over the previous three years)

•
the vesting of any unvested stock options, RSUs, PSUs, or similar equity incentives that are outstanding on the date of termination (to the extent that such awards have not vested in connection with a change in control; see the description of terms applicable to RSU awards in the next section below)

•	continued eligibility for employee benefits for a period of 24 months (36 months in the case of the Chief Executive Officer) following the date of termination
•	a lump sum, payable within ten days following the date of termination, equal to $50,000, which is intended for outplacement and financial planning services
The program also provides for the continuation of indemnification and directors’ and officers’ liability insurance coverage as permitted by law and the potential reimbursement of the participant’s costs and expenses in connection with any legal proceedings relating to the program. The Company does not provide excise tax gross-ups.
The initial term of the program continued until December 31, 2009, with automatic one-year renewals commencing on December 31, 2009, and each December 31 thereafter, unless we notify participants no later than October 31 of a particular year that we will not extend the program. The program nevertheless will remain in effect for not less than three years following a change in control.
The total pre-tax benefit for each of the named executive officers is reflected in the table below as if his or her employment had been terminated at the end of fiscal year 2022 following a change in control. Each amount includes an estimate for continued employee benefits and outplacement and financial planning services, as described above.
	Cash-Based			Equity-Based
Name	Cash Severance ($)	Misc. Benefits ($)(1)	Total Cash-Based ($)	Stock-Based Awards ($)	Total Pre-Tax Benefit ($)
Bruce L. Caswell(2)	6,375,000	135,914	6,510,914	7,158,172	13,669,086
David W. Mutryn	1,520,000	107,642	1,627,642	942,355	2,569,997
Teresa A. Weipert	1,950,000	57,485	2,007,485	552,832	2,560,317
Ilene R. Baylinson	1,732,083	75,353	1,807,437	1,671,575	3,479,012
David R. Francis	1,678,382	118,632	1,797,014	1,235,293	3,032,307
(1)
The miscellaneous benefits amount includes $50,000 intended for outplacement and financial planning services, but which may be used for any purpose. It also includes 36 months’ worth of employee benefits in the case of the Chief Executive Officer and 24 months’ worth of employee benefits in the case of the other NEOs which include medical, dental, life insurance and disability benefits made available to an executive (and his or her eligible dependents) prior to a change in control.

(2)	Mr. Caswell's Employment Agreement incorporates the terms of the Company's Income Continuity Program.
2023 Proxy Statement 59

Other Potential Benefits upon Change in Control or Death or Disability of Participant
Under the terms and conditions applicable to stock-based awards granted to Maximus employees prior to fiscal year 2022, unvested stock-based awards vest immediately upon (i) a change in control of the Company (as defined in our 2021 Omnibus Incentive Plan) or (ii) the death or disability of the participant if the participant was employed by the Company at the time of his or her death or disability.
The total pre-tax benefit for each of the NEOs is reflected in the table below as if there were a change in control of the Company (not involving a termination of employment) or the death or disability of the executive at the end of fiscal year 2022.
	Cash-Based	Equity-Based
Name	Cash Severance ($)	Stock-Based Awards ($)(1)	Total Pre-Tax Benefit ($)
Bruce L. Caswell	—	7,158,172	7,158,172
David W. Mutryn	—	942,355	942,355
Teresa A. Weipert	—	552,832	552,832
Ilene R. Baylinson	—	1,671,575	1,671,575
David R. Francis	—	1,235,293	1,235,293
(1)	Note that the amounts in this column are included in the preceding table reflecting Potential Payments upon Change in Control Involving Employment Termination and are not in addition to those amounts.
Equity Compensation Plan Information
The following table sets forth as of September 30, 2022, information with respect to (a) number of securities to be issued upon exercise of outstanding options, warrants, and rights, (b) the weighted average exercise price of outstanding options, warrants, and rights and (c) the number of securities remaining available for future issuance under our 2021 Omnibus Incentive Plan. All shares under the 2021 Omnibus Incentive Plan may be issued in the form of restricted stock, performance shares, stock appreciation rights, stock units, or other stock-based awards.
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans/arrangements approved by the shareholders	1,158,178	—	2,572,176
Equity compensation plans/arrangements not approved by the shareholders	—	—	—
Total	1,158,178	—	2,572,176
60 Maximus

Compensation and Human Resources Committee Report
The Compensation and Human Resources Committee has reviewed the Compensation Discussion and Analysis included in this proxy statement and discussed it with the Company’s management. Based on that review and discussion, the Compensation and Human Resources Committee recommended that the Compensation Discussion and Analysis be included in the Company’s annual report on Form 10-K for the year ended September 30, 2022, and this proxy statement.
Compensation and Human Resources Committee
John J. Haley (Chair)
Anne K. Altman
Raymond B. Ruddy
Michael J. Warren
Notwithstanding anything to the contrary set forth in any of the Company's filings under the Securities Act or the Exchange Act that might incorporate future filings, including this proxy statement, in whole or in part, the Report of the Compensation and Human Resources Committee shall not be deemed to be “Soliciting Material,” is not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date hereof and irrespective of any general incorporation language in such filing except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.
2023 Proxy Statement 61

Certain Relationships and Related
Person Transactions
Our Audit Committee is responsible for reviewing and approving related person transactions, as defined in applicable rules promulgated by the SEC. Officers and directors are required to bring any potential related person transaction to Company legal counsel. In addition, Company legal counsel conducts annual and quarterly surveys of the Board of Directors and senior management of the Company to ensure the Company maintains a current list of potential related persons. Company legal counsel would present any actual or proposed transactions with related persons to the Audit Committee for its review and approval.
Ilene Baylinson is one of our named executive officers. Ms. Baylinson’s brothers, Peter Baylinson and Evan Baylinson , are long-time employees of Maximus whose employment with the company predates Ms. Baylinson’s designation as a named executive officer for fiscal year 2022. Peter Baylinson’s and Evan Baylinson’s total compensation was approximately $149,000 and $192,000, respectively. These compensation arrangements are consistent with those made available to other employees of Maximus with similar years of experience and positions within the Company. Peter Baylinson and Evan Baylinson each also participate in Company benefit plans available to all other employees in similar positions.
62 Maximus

We are requesting your advisory (non-binding) approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and any related material contained in this proxy statement. We are including this proposal as required under Section 14A of the Exchange Act. This proposal, commonly known as a “Say-on-Pay” proposal, gives shareholders the opportunity to vote on our executive pay program and policies through the following resolution:
“Resolved, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and any related material contained in the proxy statement for this meeting.”
While the results of the vote are non-binding and advisory in nature, the Board and the Compensation and Human Resources Committee intends to carefully consider the results of this vote when making future executive compensation decisions for the Company’s named executive officers.
Discussion
We believe that our compensation policies and procedures, which are reviewed and approved by the Compensation and Human Resources Committee, encourage a culture of pay for performance and are closely aligned with the long-term interests of the Company and its shareholders. Maximus has been successful in attracting and retaining highly-qualified executives who helped the Company deliver record revenues in fiscal year 2022.
The Compensation and Human Resources Committee evaluates the Company’s compensation practices regularly to ensure that those practices are both responsible and properly aligned with the long-term interests of our owners. Those practices include:
•
substantial emphasis on performance-based incentive compensation — 87% of the target compensation of Mr. Caswell and at least 68% of the target compensation of the other named executive officers is variable, at-risk compensation

•	no guarantees of salary increases, bonuses, or equity awards
•	modest executive benefits and perquisites
•	no repricing of stock options without mandatory shareholder consent
•	cash-based payments under the Income Continuity Program based on a double trigger (i.e., a change in control coupled with a termination of employment) and no tax gross-up
•	equity ownership requirements for directors and executive officers
•	anti-hedging and anti-pledging policies applicable to all directors, officers, and employees
•	clawback policy applicable to executive officers for incentive payments and equity-based awards
•	reasonable burn rate for equity awards
•	overall compensation in line with that of comparable companies.
We currently conduct the “Say-on-Pay” on an annual basis. We expect the next such “Say-on-Pay” vote will be held at the 2024 Annual Meeting of Shareholders. The number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal, voted in person or by proxy at the Annual Meeting, for adoption of Proposal No. 3. If you sign and return your proxy card, the proxy holders will vote “for” Proposal No. 3 unless you mark your proxy card otherwise.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, THE COMPENSATION TABLES AND ANY RELATED MATERIAL CONTAINED IN THIS PROXY STATEMENT.
64 Maximus

We are requesting your advisory (non-binding) vote on how frequently shareholders will vote, on a non-binding advisory basis, to approve the compensation of our named executive officers as described in Proposal No. 3 above. We are including this proposal, which is commonly known as a “Say-on-Frequency” proposal and is required under Section 14A of the Exchange Act, to give shareholders the opportunity to vote, on a non-binding advisory basis, on whether future Say-on-Pay votes will occur every one, two or three years. At the Company’s Annual Meeting of Shareholders in 2017, our shareholders voted in favor of an annual Say-on-Pay vote, and the Company has conducted annual voting since then.
We believe annual Say-on-Pay voting is a corporate governance best practice and consistent with our practice of seeking regular input from shareholders on corporate governance matters, and the Company endorses continuing that practice. As an advisory vote, this proposal is not binding on the Company, the Board or the Compensation and Human Resources Committee. However, the Board and the Compensation and Human Resources Committee value the opinions expressed by our shareholders and will take into account the results of this vote when considering the frequency of future advisory Say-on-Pay votes.
Shareholders may vote their preference to have future advisory Say-on-Pay votes every “1 Year,” “2 Years,” or “3 Years,” or abstain. If you sign and return your proxy card, the proxy holders will vote for the option of “1 Year” as the preferred frequency for advisory Say-on-Pay votes unless you mark your proxy card otherwise.
A majority of the votes cast on the proposal in person or by proxy at the Annual Meeting will determine the shareholders’ preferred frequency of future advisory Say-on-Pay votes. However, if none of the three frequencies receives a majority of the votes cast on the proposal, then the frequency that receives the highest number of votes cast will be deemed the preferred frequency of our shareholders.
It is expected that the next Say-on-Frequency vote will occure at the 2029 annual meeting of shareholders.
THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE IN FAVOR OF CONDUCTING AN ADVISORY VOTE REGARDING THE COMPANY’S NAMED EXECUTIVE OFFICER COMPENSATION EVERY 1 YEAR.
66 Maximus

Our Shareholders – Security Ownership
The following tables show the number of shares of our common stock beneficially owned as of January 13, 2023 (unless otherwise indicated), by (i) the only persons known by us to own more than five percent of our outstanding shares of common stock, (ii) our directors and director nominees, (iii) the executive officers named in the Summary Compensation Table contained under the heading “Annual Compensation of Executive Officers” in this proxy statement and (iv) all of our current directors and executive officers as a group. Unless set forth in the tables below, the address of each beneficial owner is c/o Maximus, 1600 Tysons Boulevard, McLean, Virginia 22102.
The number of shares shown in the table below as beneficially owned by each holder is based upon the rules of the SEC. Under SEC rules, beneficial ownership includes any shares over which a person has sole or shared voting or investment power, as well as shares which the person has the right to acquire within 60 days by exercising any stock option or other right and shares underlying restricted stock units that will vest within 60 days. Accordingly, this table includes shares that each person has the right to acquire on or before March 14, 2023. Unless otherwise indicated, to the best of our knowledge, each person has sole investment and voting power (or shares that power with his or her spouse) over the shares listed in the table. By including in the table shares that he or she might be deemed beneficially to own under SEC rules, a holder does not admit beneficial ownership of those shares for any other purpose.
To compute the percentage ownership of any shareholder or group of shareholders in the following tables, the total number of shares deemed outstanding consists of 60,773,258 shares that were outstanding on January 13, 2023 rather than the percentages set forth in the shareholders’ filings with the SEC.
Security Ownership of Certain Beneficial Owners
The following table shows the number of shares of our common stock beneficially owned by the only persons known by us to own more than five percent of our outstanding shares of common stock as of January 13, 2023 (unless otherwise indicated):
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, New York 10055	7,127,987	11.7%
The Vanguard Group(2) 100 Vanguard Boulevard Malvern, Pennsylvania 19355	6,801,842	11.2%
Victory Capital Management Inc.(3) 4900 Tiedeman Road, 4th Floor Brooklyn, Ohio 44144	6,734,741	11.1%
AllianceBernstein L. P.(4) 1345 Avenue of the Americas New York, New York 10105	3,339,698	5.5%
(1)
According to a Schedule 13G/A filed with the SEC on January 20, 2023, BlackRock, Inc. reported that through BlackRock Life Limited, BlackRock Advisors, LLC, Aperio Group, LLC, BlackRock (Netherlands) B.V., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Asset Management Ireland Limited, BlackRock Financial Management, Inc., BlackRock Asset Management Shweiz AG, BlackRock Investment Management LLC, FutureAdvisor, Inc., BlackRock Investment Management (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock (Luxembourg) S.A., BlackRock Investment Management (Australia) Limited, and BlackRock Fund Managers Ltd, it beneficially owned 7,127,987 shares of common stock.

(2)
According to a Schedule 13G/A filed with the SEC on February 10, 2022, The Vanguard Group reported that it had sole dispositive power over 6,631,639 shares of common stock, shared dispositive power over 170,203 shares of common stock, sole voting power with respect to 0 shares of common stock and shared voting power with respect to 118,722 shares of common stock.

(3)
According to a Schedule 13G/A filed with the SEC on January 12, 2023, Victory Capital Management Inc. reported that it had sole dispositive power over 6,734,741 shares of common stock and sole voting power with respect to 6,615,012 shares of common stock.

(4)
According to a Schedule 13G filed with the SEC on February 14, 2022, AllianceBernstein L.P. reported that it had sole dispositive power over 3,274,332 shares of common stock, shared dispositive power over 65,366 shares of common stock, and sole voting power with respect to 2,518,163 shares of common stock.

2023 Proxy Statement 67

Security Ownership of Management
The following table shows the number of shares of our common stock beneficially owned by our directors and director nominees, the executive officers named in the Summary Compensation Table contained in this proxy statement and all of our current directors and executive officers as a group as of January 13, 2023 (unless otherwise indicated).
Directors and Director Nominees	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Anne K. Altman	23,505	*
Bruce L. Caswell	207,343	*
John J. Haley	120,036	*
Jan D. Madsen	10,767	*
Richard A. Montoni	72,988	*
Gayathri Rajan	15,530	*
Raymond B. Ruddy	302,361	*
Michael J. Warren	13,384	*
Named Executive Officers (except Directors)
Ilene R. Baylinson	19,594	*
David R. Francis	10,026	*
David Mutryn	8,283	*
Teresa Weipert	2,146	*
Richard J. Nadeau(2)	53,564	*
All directors and executive officers as a group (14 persons)	811,416	1.3%
*	Percentage is less than 1% of all outstanding shares of common stock.
(1)
Certain non-employee directors have elected to defer receipt of RSUs for tax purposes over periods varying from one year until termination of their Board service. Therefore, the amounts also include the following deferred/unvested RSUs that will vest within 60 days or could vest within 60 days in the event a non-employee director’s service on the Board of Directors terminated: Altman 4,131, Haley 9,982, Madsen 10,767, Rajan 4,096, Ruddy 193,331, Warren 9,076, and all directors and executive officers as a group 231,383.

(2)
As previously announced Mr. Nadeau elected to retire effective November 30,2021, as such, his security ownership has been excluded from the All directors and executive officers as a group’s Amount and Nature of Beneficial Ownership tally. In addition to the secuirites reported, Mr. Nadeau holds an additional 65,510 RSUs the settlement of which has been deferred.

68 Maximus

Delinquent Section 16(a) Reports
Our directors, our executive officers and anyone owning beneficially more than ten percent of our equity securities are required under Section 16(a) of the Exchange Act, to file with the SEC reports of their ownership and changes of their ownership of our securities. They must also furnish copies of the reports to us. Based solely on our review of the reports furnished to us and any written representations that no other reports were required, we believe that during our 2022 fiscal year, our directors, executive officers, and ten percent beneficial owners timely filed all applicable Section 16(a) reports except for the following: A Form 4 for Ms. Rajan was filed on December 2, 2022 to report shares acquired by dividend reinvestment on May 26, 2022, August 29, 2022 and November 28, 2022.
2023 Proxy Statement 69

General Information About Voting
This year’s Annual Meeting will be a completely virtual meeting conducted via live webcast. If you were a shareholder as of the record date, you will be able to participate in the Annual Meeting online and submit your questions during the meeting by visiting virtualshareholdermeeting.com/MMS2023. You will also be able to vote your shares electronically at the Annual Meeting. To participate in the Annual Meeting, you will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.
The meeting webcast will begin at 11:00 Eastern Time on March 14, 2023. Online access will begin at 10:45 a.m. Eastern Time, and we encourage you to access the meeting prior to the start time. We will also make the Annual Meeting accessible to anyone who is interested by visiting the same link at virtualshareholdermeeting.com/MMS2023. Non-shareholder guests will not be permitted to vote or submit questions at the Annual Meeting.
Submitting Questions at the Annual Meeting
You can submit questions electronically at the Annual Meeting during the webcast. During the live Q&A session of the meeting, members of our executive leadership team and our Chair of the Board will answer questions as they come in, as time permits. To ensure the meeting is conducted in a manner that is fair to all shareholders, the Chair (or such other person designated by our Board) may exercise broad discretion in recognizing shareholders who wish to participate, the order in which questions are asked and the amount of time devoted to any one question. However, we reserve the right to edit or reject questions we deem profane or otherwise inappropriate. Detailed guidelines for submitting written questions during the meeting are available at virtualshareholdermeeting.com/MMS2023.
We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call:
+1 800-586-1548 (toll-free)
+1 303-562-9288 (international)
Who can vote. You will be entitled to vote your shares of Maximus common stock at the Annual Meeting if you were a shareholder of record at the close of business on January 13, 2023. As of that date, 60,773,258 shares of common stock were outstanding and entitled to vote at the Annual Meeting. You are entitled to one vote on each item voted on at the meeting for each share of common stock that you held on January 13, 2023.
How to vote your shares. You may vote your shares either by voting online at the Annual Meeting or by voting by proxy. If you choose to vote by proxy, you may vote your shares in any of the following ways:
•
By Internet. You may vote online by accessing proxyvote.com and following the on-screen instructions. Have your Notice or proxy card available when you vote. You may vote online 24 hours a day. If you vote online, you do not need to return a proxy card.

•
By Telephone. You may vote by calling toll free 1-800-690-6903 and following the instructions. You will need the control number included on the Notice or on your proxy card, as applicable. Have your Notice or proxy card available when you vote. If you vote by telephone, you do not need to return a proxy card.

•	By Mail. If you requested printed copies of the proxy materials, you will receive a proxy card, and you may vote by signing, dating, and mailing the proxy card in the envelope provided.
•
At the Annual Meeting. If you are a shareholder of record, you may vote online at the Annual Meeting. You will need the 16-digit control number included on your proxy card or the instructions that accompanied your proxy materials.

Online and telephone voting are available through 11:59 p.m. Eastern Time on March 13, 2023.
70 Maximus

If you vote by proxy, the named proxies (David Mutryn, Dominic A. Corley, and David R. Francis) will vote your shares as you have instructed. If you are a shareholder of record and you sign and return a proxy card without giving specific voting instructions, the proxies will vote your shares on each proposal as recommended by the Board of Directors contained in this proxy statement. If you are a beneficial owner of shares held in street name and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, it could result in a “broker non-vote.” For more information, see “Abstentions and broker non-votes” below.
Quorum. A quorum of shareholders is required in order to transact business at the Annual Meeting. A majority of the outstanding shares of common stock entitled to vote must be present at the meeting, either in person or by proxy, to constitute a quorum. Abstentions and broker non-votes are counted in determining whether a quorum is present at the meeting.
Number of votes required. The number of votes required to approve each of the proposals scheduled to be presented at the Annual Meeting is as follows:
	Proposal	Required Vote
1.	Election of directors	For each nominee, a majority of the votes cast are “for” such nominee.
2.	Ratification of the Audit Committee’s selection of independent registered accounting firm	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
3.	Advisory vote to approve named executive officer compensation	The number of votes cast “for” the proposal must exceed the number of votes cast “against” the proposal.
4.	Advisory vote on frequency of voting on named executive officer compensation	A majority of the votes cast on the proposal.
Shares held through a bank, broker, or other nominee. If you hold your shares in “street name” through a bank, broker or other nominee, such bank, broker, or nominee will vote those shares in accordance with your instructions. To instruct your bank, broker, or nominee how to vote, you should follow the information provided to you by such entity. Without instructions from you, a bank, broker, or nominee will be permitted to exercise its own voting discretion with respect to so-called “routine matters” but will not be permitted to exercise voting discretion with respect to non-routine matters, as described below. We urge you to provide your bank, broker, or nominee with appropriate voting instructions so that all your shares may be voted at the meeting.
Abstentions and broker non-votes. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority on a particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Brokers have discretionary voting authority on proposal 2, but not on proposals 1, 3 and 4. Therefore, there may be broker non-votes on Proposals 1 , 3 and 4. Abstentions and broker non-votes will not count as votes cast with respect to the proposals listed above. Therefore, abstentions and broker non-votes, if any, will have no effect on the outcome of these matters at the Annual Meeting.
Discretionary voting by proxies on other matters. Aside from the proposals listed above, we do not know of any other proposal that may be presented at the 2023 Annual Meeting of Shareholders. However, if another matter is properly presented at the meeting, the persons named as proxies (David Mutryn, Dominic A. Corley, and David R. Francis) will exercise their discretion in voting on the matter.
How you may revoke your proxy. You may revoke your proxy at any time before the named proxies exercise it at the Annual Meeting by substituting a subsequent vote using any of the methods described in “How to vote your shares” above or by timely delivering a written notice of revocation to our Corporate Secretary that is dated later than the date of your proxy.
Expenses of solicitation. We will bear all costs of soliciting proxies. We will request that brokers, custodians, and fiduciaries forward proxy soliciting material to the beneficial owners of stock held in their names, for which we will reimburse their out-of-pocket expenses. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone and/or personal interviews.
2023 Proxy Statement 71

Shareholders sharing the same surname and address. In some cases, shareholders holding their shares in a brokerage or bank account who share the same surname and address and have not given contrary instructions are receiving only one copy of the Notice. This practice is designed to reduce duplicate mailings and save printing and postage costs as well as natural resources. If you would like to have additional copies of our annual report, proxy statement or Notice mailed to you, please call or write us at our corporate headquarters, 1600 Tysons Boulevard, McLean, Virginia 22102, Attn: Vice President of Investor Relations, telephone: (800) 368-2152. If you want to receive separate copies of the proxy statement, annual report to shareholders or Notice in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder.
72 Maximus

Shareholder Proposals For Our 2024 Annual Meeting of Shareholders
Generally, our bylaws require a shareholder who wishes to bring business before or propose director nominations at an annual meeting of shareholders to give written notice to the Chair of the Board, the Chief Executive Officer, or the Corporate Secretary at least 45 days before the meeting. However, if we have given less than 60 days’ notice or public disclosure of the date of the meeting, then we must receive a shareholder’s notice no later than the close of business on the 15th day after our notice or disclosure was given. A shareholder notice of business to be brought before an annual meeting or of director nominations at an annual meeting must contain the information specified in our bylaws. In addition, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than January 14, 2024.
In addition, if we do not receive your proposal for presentation at the 2024 Annual Meeting of Shareholders at least 45 days before the meeting date (or if we have given less than 60 days’ notice or public disclosure of the meeting date, no later than the close of business on the 15th day after our notice or disclosure was given), then the named proxies will be permitted to use their discretionary voting authority for such proposal, without having advised shareholders of the proposal in the proxy statement for the 2024 Annual Meeting of Shareholders.
Any proposal you intend to present at the 2024 Annual Meeting of Shareholders in accordance with Rule 14a-8 under the Exchange Act must be received by Maximus at our principal office at 1600 Tysons Boulevard, McLean, Virginia 22102, Attention: Corporate Secretary, not later than September 28, 2023 if you wish to have it included in the proxy statement and form of proxy for that meeting.
2023 Proxy Statement 73

Other Materials
Our 2022 Annual Report, which includes our Annual Report on Form 10-K for the year ended September 30, 2022, as filed with the SEC on November 22, 2022, is being made available to you on the Internet along with this proxy statement on or about January 25, 2023.
Upon written request, we will provide any recipient of this proxy statement, free of charge, one copy of our complete Annual Report on Form 10-K for the year ended September 30, 2022. If the person making the request was not a shareholder of record on January 13, 2023, then the request must include a good faith representation that the requestor was a beneficial owner of our common stock as of the close of business on such date. Requests should be directed to the Vice President of Investor Relations, Maximus, 1600 Tysons Boulevard, McLean, Virginia 22102.
By Order of the Board of Directors,

Date: January 25, 2023	By:	/s/ David R. Francis
David R. Francis
General Counsel and Secretary
74 Maximus

MAXIMUS, INC.
1600 TYSONS BOULEVARD, SUITE 1400
MCLEAN, VA 22102
ATTN: DAVID FRANCIS

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/MMS2023**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D94622-P84012

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MAXIMUS, INC.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors:

Nominees:	**For**	**Against**	**Abstain**
1a. Anne K. Altman	☐	☐	☐
1b. Bruce L. Caswell	☐	☐	☐
1c. John J. Haley	☐	☐	☐
1d. Jan D. Madsen	☐	☐	☐
1e. Richard A. Montoni	☐	☐	☐
1f. Gayathri Rajan	☐	☐	☐
1g. Raymond B. Ruddy	☐	☐	☐
1h. Michael J. Warren	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.	**For**	**Against**	**Abstain**
2. Ratification of the appointment of Ernst & Young LLP as our independent public accountants for our 2023 fiscal year.	☐	☐	☐
3. Advisory vote to approve the compensation of the named executive officers.	☐	☐	☐

The Board of Directors recommends you vote 1 Year on the following proposal:	**1 Year**	**2 Years**	**3 Years**	**Abstain**
4. Advisory vote on whether shareholders will vote on named executive officer compensation every one, two or three years.	☐	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

D94623-P84012

MAXIMUS, INC.
Annual Meeting of Shareholders
March 14, 2023 at 11:00 AM (Eastern Time)
This proxy is solicited by the Board of Directors

The shareholder hereby appoints David Mutryn, Dominic A. Corley and David R. Francis, and each of them acting singly, as the attorneys and proxies of the shareholder, with the full power of substitution, and hereby authorizes them to represent and to vote, as designated on this ballot, all of the shares of capital stock of MAXIMUS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held on March 14, 2023, and at all adjournments or postponements thereof, hereby revoking any proxy heretofore given with respect to such shares.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side